                                                                   EXHIBIT 10.02

                                 U.S.$80,000,000

                                CREDIT AGREEMENT

                                      among

                        OCCIDENTE Y CARIBE CELULAR S.A.,
                                  as Borrower,

                                       and

                         VARIOUS FINANCIAL INSTITUTIONS,

           ING BARING (U.S.) SECURITIES, INC. and MERRILL LYNCH & CO.
                                  as Arrangers,

                                       and

                                ING Bank N.V. and
                         ING (U.S.) CAPITAL CORPORATION,
                     as Administrative and Collateral Agents

                       ----------------------------------

                            Dated as of June 6, 1996

                       ----------------------------------

                                TABLE OF CONTENTS

                                                                            Page

Section 1.  Definitions and Principles of Construction.......................  1
         1.1  Defined Terms..................................................  1
         1.2  Principles of Construction..................................... 16

Section 2.  Amount and Terms of Credit....................................... 16
         2.1  The Loans  .................................................... 16
         2.2  Notice of Borrowing............................................ 16
         2.3  Disbursement of Funds.......................................... 17
         2.4  Notes      .................................................... 18
         2.5  Pro Rata Borrowing............................................. 18
         2.6  Interest   .................................................... 18
         2.7  Increased Costs, Illegality, etc............................... 20
         2.8  Compensation................................................... 22
         2.9  Change of Lending Office....................................... 23
         2.10  Interest Periods.............................................. 23
         2.11  Interest Reserve.............................................. 23

Section 3.  Fees............................................................. 24

Section 4.  Prepayments; Payments............................................ 24
         4.1  Voluntary Prepayments.......................................... 24
         4.2  Mandatory Repayments........................................... 24
         4.3  Method and Place of Payment.................................... 26
         4.4  Net Payments................................................... 26

Section 5.  Conditions Precedent............................................. 27
         5.1  Conditions Precedent to the Borrowing.......................... 27

Section 6.  Representations, Warranties and Agreements....................... 33
         6.1  Legal Status................................................... 33
         6.2  Power and Authority............................................ 33
         6.3  No Sovereign Immunity.......................................... 34
         6.4  No Violation................................................... 34
         6.5  Governmental Approvals......................................... 35
         6.6  Litigation .................................................... 35
         6.7  Financial Statements; No Material Adverse Change............... 35
         6.8  Indebtedness................................................... 36
         6.9  Use of Proceeds................................................ 36
         6.10  Properties.................................................... 36
         6.11  License   .................................................... 36
         6.12  Compliance with Material Agreements........................... 37

                                       (i)

                                                                            Page
                                                                            ----

         6.13  Patents, Licenses, Franchises and Formulas.................... 37
         6.14  True and Complete Disclosure.................................. 37
         6.15  Tax Returns and Payments...................................... 37
         6.16  Employee Benefit Plans........................................ 38
         6.17  Capitalization................................................ 38
         6.18  Subsidiaries.................................................. 38
         6.19  Compliance with Law........................................... 38
         6.20  Labor Relations............................................... 39
         6.21  Security Documents............................................ 39
         6.22  Mandate   .................................................... 41
         6.23  Availability and Transfer of Foreign Currency................. 41
         6.24  Nature of Activities.......................................... 41
         6.25  Fees and Enforcement.......................................... 41
         6.26  Withholding Taxes............................................. 41
         6.27  Properties and Insurance...................................... 41

Section 7.  Affirmative Covenants............................................ 42
         7.1  Information Covenants.......................................... 42
         7.2  Compliance with Law............................................ 45
         7.3  Taxes      .................................................... 45
         7.4  License    .................................................... 45
         7.5  Further Assurances............................................. 45
         7.6  Books, Records and Inspections; Accounting and Audit
                Matters...................................................... 45
         7.7  Maintenance of Property, Insurance............................. 46
         7.8  Material Contracts............................................. 46

Section 8.  Negative Covenants............................................... 46
         8.1  Liens      .................................................... 46
         8.2  Dividends  .................................................... 48
         8.3  Indebtedness................................................... 49
         8.4  Advances, Investments and Loans................................ 50
         8.5  Consolidations, Mergers, Sales of Assets....................... 51
         8.6  Quarterly Recurring Revenue.................................... 51
         8.7  Fixed Charge Coverage Ratio.................................... 52
         8.8  Interest Coverage Ratio........................................ 53
         8.9  Maximum Leverage Ratio......................................... 53
         8.10  Limitations on Modifications of Indebtedness; Modifications
                 of Certain Agreements, etc.................................. 53
         8.11  No Other Business............................................. 54
         8.12  Transactions with Affiliates.................................. 54

Section 9.  Events of Default................................................ 54
         9.1  Payments   .................................................... 54
         9.2  Representations, etc........................................... 54
         9.3  Covenants  .................................................... 54
         9.4  Default Under Other Agreements................................. 55

                                      (ii)

                                                                            Page
                                                                            ----

         9.5  Bankruptcy, etc................................................ 55
         9.6  Security Documents............................................. 56
         9.7  Judgments  .................................................... 56
         9.8  Cancellation of Payment Obligation............................. 56
         9.9  License    .................................................... 56
         9.10  Abandonment of Business....................................... 57
         9.11  Default Under Credit Documents................................ 57
         9.12  Governmental Action........................................... 57

Section 10.  The Administrative Agents and the Collateral Agents............. 58
         10.1  Appointment of the Administrative Agents...................... 58
         10.2  Appointment of the Collateral Agents.......................... 58
         10.3  Administration of the Collateral.............................. 58
         10.4  Application of Proceeds....................................... 59
         10.5  Nature of Duties.............................................. 60
         10.6  No Reliance on the Administrative Agents and the
                 Collateral Agents........................................... 60
         10.7  Certain Rights of the Administrative Agents and the
                 Collateral Agents........................................... 61
         10.8  Reliance by the Administrative Agents and the
                 Collateral Agents........................................... 61
         10.9  Indemnification............................................... 61
         10.10  Capacity as Lenders.......................................... 62
         10.11  Holders  .................................................... 62
         10.12  Resignation.................................................. 62
         10.13  Joint Action................................................. 63

Section 11.  Miscellaneous................................................... 63
         11.1  Payment of Expenses, etc...................................... 63
         11.2  Right of Setoff............................................... 65
         11.3  Notices   .................................................... 65
         11.4  Benefit of Agreement.......................................... 66
         11.5  Syndication or Assignment of Loans............................ 66
         11.6  No Waiver; Remedies Cumulative................................ 67
         11.7  Payments Pro Rata............................................. 68
         11.8  Calculations; Computations.................................... 68
         11.9  Governing Law; Submission to Jurisdiction; Venue.............. 68
         11.10  Obligation to Make Payments in Dollars....................... 70
         11.11  Counterparts................................................. 70
         11.12  Effectiveness................................................ 71
         11.13  Headings Descriptive......................................... 71
         11.14  Amendment or Waiver.......................................... 71
         11.15  Survival .................................................... 72
         11.16  Domicile of Loans............................................ 72
         11.17  Confidentiality; Tombstone................................... 72
         11.18  WAIVER OF TRIAL BY JURY...................................... 72

                                      (iii)

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                                                                            Page
                                                                            ----

SCHEDULE I     Schedule of Commitments
SCHEDULE II    Lending Offices
SCHEDULE III   Existing Indebtedness
SCHEDULE IV    Shareholders
SCHEDULE V     Existing Liens
SCHEDULE VI    Payment of Loan Proceeds
SCHEDULE VII   Litigation
SCHEDULE VIII  Rights to Acquire Securities


EXHIBIT A      Notice of Borrowing
EXHIBIT B      Note
EXHIBIT C-1    Form of Cravath, Swaine & Moore Opinion
EXHIBIT C-2    Form of Holguin, Neira & Pombo Opinion
EXHIBIT D-1    Officer's Certificate of Borrower
EXHIBIT D-2    Officer's Certificate of Other Document Parties
EXHIBIT E      Pledge Agreement
EXHIBIT F-1    Guaranty Trust Agreement
EXHIBIT F-2    Guaranty Trusts Termination Agreement
EXHIBIT G      Pledge Agreement-License
EXHIBIT H      Disbursement Agreement
EXHIBIT I      Appointment of Process Agents




                                      (iv)

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                  CREDIT AGREEMENT, dated as of June 6, 1996, among OCCIDENTE Y
CARIBE CELULAR S.A., a corporation (sociedad anonima) organized and existing under the laws of the Republic of Colombia (the "Borrower"), the financial institutions listed in Schedule I hereto (each, a "Lender" and collectively, the "Lenders"), ING BARING (U.S.) SECURITIES, INC. and MERRILL LYNCH & CO., as arrangers (in such capacity, each an "Arranger" and collectively, the "Arrangers"), and ING BANK N.V. and ING (U.S.) CAPITAL CORPORATION, as administrative agents (in such capacity, the "Administrative Agents") and collateral agents (in such capacity, the "Collateral Agents").

                              W I T N E S S E T H :

                  WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the credit facility provided for herein;

                  NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

                  Section 1. Definitions and Principles of Construction.

                  1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined, except as otherwise provided):

                  "Administrative Agents" shall have the meaning provided in the first paragraph of this Agreement.

                  "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" shall mean this Credit Agreement, as modified, supplemented or amended from time to time.

                  "Applicable Margin" shall have the meaning provided in Section
2.6 of this Agreement.

                  "Arranger" shall have the meaning provided in the first paragraph of this Agreement.

                  "Banking Superintendency" shall mean the Superintendencia Bancaria, the banking superintendency of Colombia.

                  "Base Rate" shall mean the average of the rates which ING (U.S.) Capital Corporation, Chase Manhattan Corporation and Bank of America announce from time to time as their respective base rates, the Base Rate to change when and as any such base rates change. The Base Rate is an average reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Lender may make commercial loans or other loans at rates of interest at, above or below the Base Rate.

                  "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

                  "Borrower Stock" shall mean any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting, ordinary or preferential) in equity of the Borrower, whether issued and outstanding as of the date hereof or issued after the date hereof.

                  "Borrowing" shall mean the borrowing of the Loans from all the Lenders on the Borrowing Date.

                  "Borrowing Date" shall mean the date, not earlier than one Business Day after the Effective Date, on which the Borrowing hereunder occurs.

                  "Business" shall mean (i) the construction and operation of the Network and the provision of services in accordance with the License, (ii) the provision of other services in the telecommunications industry or otherwise permitted by the License and applicable Law, and (iii) all activities reasonably related or incidental thereto.

                  "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York or Santafe de Bogota, Colombia a legal holiday or a day on which banking institutions are authorized or required by Law or other government action to close in any such city and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the London interbank Eurodollar market.

                  "Capacity" shall mean, for any date, the total number of Subscribers that the Network has the technical capacity to serve as of such date.

                  "Capacity Report" shall mean the quarterly Subscribers report filed by the Borrower with the Ministry.

                  "Capital Expenditures" shall mean any expenditures for fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with Colombian GAAP and including capitalized lease obligations).

                  "Cash Equivalents" shall mean, as to the Borrower, (i) securities issued or directly and fully guaranteed or insured by the United States, Colombia or any agency or instrumentality thereof (provided that the full faith and credit of the United States or Colombia, as the case may be, is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition, (ii) time deposits, certificates of deposit and bankers' acceptances with maturities of not more than 12 months from the date of acquisition by the Borrower of (x) any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least "A" or the equivalent thereof from Standard & Poor's Corporation or "A2" or the equivalent thereof from Moody's Investors Service, Inc., (y) Banco de Colombia, Banco Ganadero, Banco Industrial Colombiano or Banco de Bogota, or (z) any other bank or financial institution incorporated under the laws of Colombia with total assets exceeding P$350.0 billion and in the case of clause (z) as to which the aggregate principal amount of any such time deposits, certificates of deposit and bankers' acceptances shall not exceed U.S.$10.0 million, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in
(x) the United States rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by

Moody's Investors Service, Inc. or (y) Colombia rated at least investment grade in Pesos by Duff & Phelps, and in each case of clause (x) and (y), maturing not more than six months after the date of acquisition by the Borrower and (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

                  "Cellular Receivables" shall mean all of the right, title and interest of the Borrower in and to all amounts, or portions thereof, owed or to be owed (i) by Subscribers to the Borrower for cellular telephone services provided by the Borrower pursuant to the License and (ii) by other telephone operators to the Borrower in connection with roaming and interconnection services provided by the Borrower.

                  "Central Bank" shall mean Banco de la Republica, the central bank of Colombia.

                  "Collateral" shall mean and include all of the collateral pledged and assigned under the Security Documents (including, without limitation, any amount on deposit (i) with the Collateral Agents pursuant to the Disbursement Agreement, and (ii) pursuant to the Funding Agreement).

                  "Collateral Agents" shall have the meaning provided in the first paragraph of this Agreement.

                  "Colombia" shall mean the Republic of Colombia.

                  "Colombian GAAP" shall mean generally accepted accounting principles in Colombia, consistently applied during a relevant period.

                  "Commitment" shall mean, for each Lender, the amount set forth opposite such Lender's name in Schedule I hereto directly below the column entitled "Commitment."

                  "Commitment Termination Date" shall mean June 15, 1996.

                  "Confidential Information" shall mean all information furnished by or on behalf of the Borrower or an Affiliate of the Borrower to the Administrative Agents or any Lender, but does not include any such information that (i) is or becomes generally available to the public or (ii) is or becomes available to the Administrative Agents or such Lender from a source other than the Borrower or an Affiliate of the Borrower other than as a result of a breach by the

Administrative Agents or any Lender of its respective obligations hereunder or a breach by any other Person of any obligation owed to the Borrower or any Affiliate of the Borrower.

                  "Consolidated Subsidiaries" shall mean, as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with Colombian GAAP.

                  "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation, (iii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include trade accounts payable or endorsements of negotiable instruments for deposit or collection or similar transactions, in either case in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (subject to any limitation therein) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

                  "Credit Documents" shall mean and include (i) this Agreement,
(ii) the Notes, and (iii) the Security Documents.

                  "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or agreements entered into by the Borrower or any of its Subsidiaries designed to protect against or manage exposure to fluctuations in currency exchange rates.

                  "Current Assets" shall mean, at any time, the current assets of the Borrower and its Consolidated Subsidiaries at such time.

                  "Current Liabilities" shall mean, at any time, the current liabilities of the Borrower and its Consolidated Subsidiaries at such time.

                  "Debt Offering" shall mean the issuance by the Borrower on or prior to the Borrowing Date of U.S.$100,000,000 of Senior Unsecured Discount Notes and Warrants pursuant to the terms described in that certain Offering Memorandum dated May 30, 1996, and any subsequent registered debt issuance by the Borrower offered in exchange for the restricted securities initially issued by the Borrower.

                  "Debt Offering Indebtedness" shall mean any indebtedness incurred by the Borrower in connection with the Debt Offering.

                  "Debt Ratio" shall mean, as of each Determination Date, the ratio of Funded Indebtedness of the Borrower and its Consolidated Subsidiaries to EBITDA, in each case as of or for December 31 of the fiscal year ended immediately prior to such Determination Date.

                  "Default" shall mean any event, act or condition which, with notice or lapse of time, or both, would constitute an Event of Default.

                  "Designated Shareholders" shall mean Ancel S.A., Cacel S.A., E.R.T. Celular S.A., Cable and Wireless plc, Eccel S.A., and Itochu Corporation.

                  "Determination Date" shall mean, in each calendar year, the second Business Day following the date on which the Borrower provides to the Administrative Agents its annual audited financial statements pursuant to
Section 7.1(c); provided, however, that the first Determination Date shall not occur prior to January 1, 1998.

                  "Digitalization Percentage" shall mean, for any date, that portion of the Network (expressed as a percentage) that has been upgraded with digital technology as of such date in accordance with the terms of the License (subject to any waiver or extension as may be given by the relevant authority).

                  "Disbursement Agreement" shall have the meaning provided in
Section 5.1(h).

                  "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

                  "EBITDA" shall mean, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries, before giving effect to any extraordinary gains or losses and gains or losses from sales of assets not in the ordinary course of business, (a) less any non-cash gains that were added in arriving at Net Income (b) plus (i) Interest Expense deducted in determining Net Income for such period, (ii) the amount of depreciation, depletion and amortization and any other non-cash expenses, losses or other charges that were deducted in determining Net Income for such period, (iii) provision for income taxes (whether paid or deferred) for such period and (iv) payments on leases related to fixed assets provided that such payments are included on the Borrower's income statement for such period as an expense (except to the extent already included in Interest Expense).

                  "Effective Date" shall have the meaning provided in Section 11.12.

                  "Eurodollar Rate" shall mean, with respect to each Interest Period for the Loans, (i) the rate which appears on the Telerate Page 3750 (rounded upward to the next whole multiple of 1/16th of 1%) for deposits in Dollars comparable to the outstanding principal amount of the Loans with three or six-month maturities, as the case may be (provided that, if such Telerate Page is not available, then the Eurodollar Rate shall mean the average of the rates which appear on the Reuters Screen LIBO Page; and, if such LIBO Page is not available, then the Eurodollar Rate shall mean the average of the rates at which comparable deposits are offered to Citibank N.A. and Chemical Bank), determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements, if any (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on the date two Business Days prior to the commencement of such Interest Period to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements) having a term equal to such Interest Period.

                  "Event of Default" shall have the meaning provided in Section 9.

                  "Excess Cash Flow" shall mean, for any period (which amount shall be calculated based upon the annual audited financial statements delivered by the Borrower to each Lender for the relevant Excess Cash Payment Period), the remainder of (i) the sum of (w) Net Income for such period, (x) the provision for income taxes to the extent such provision reduces Net Income for such period
(y) the amount of depreciation, depletion and amortization and any other non-cash expenses (including, without limitation, any non-cash Interest Expense), losses or other charges that were deducted in determining Net Income for such period and (z) net proceeds to the Borrower from the disposition of assets not in the usual course of business (to the extent not included in Net Income for the relevant period), minus (ii) the sum of (u) any non-cash gains that were included in Net Income and not otherwise included in item (i) above,
(v) the amount of Capital Expenditures (other than Capital Expenditures made with the proceeds of insurance) paid for by the Borrower and its Consolidated Subsidiaries with cash during such period, (w) the aggregate amount of voluntary principal payments of Indebtedness by the Borrower and its Consolidated Subsidiaries during such period, which amount shall include the aggregate amount of any voluntary prepayments of Loans pursuant to Section 4.1 and any mandatory repayments of Loans pursuant to Section 4.2(a), but shall exclude the aggregate amount of any mandatory repayments pursuant to Section 4.2(b) and any Excess Cash Flow Payments during such period, (x) payments made in respect of income taxes during such period, (y) the amount of dividends (as permitted by Section 8.2) paid by the Borrower during such period and (z) the net change in the Borrower's and its Consolidated Subsidiaries' working capital during such period.

                  "Excess Cash Flow Payment" shall have the meaning provided in
Section 4.2(c) of this Agreement.

                  "Excess Cash Payment Date" shall mean the last day of the Interest Period ending after the provision by the Borrower to the Administrative Agents of the Borrower's annual audited financial statements pursuant to Section 7.1(c), which date shall in no event be later than 140 days after the end of the Borrower's fiscal year.

                  "Excess Cash Payment Period" shall mean with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding fiscal year of the Borrower.

                  "Existing Indebtedness" shall have the meaning provided in
Section 6.8.

                  "Fees" shall mean all amounts payable pursuant to or referred to in Section 3.

                  "Fixed Charge Coverage Ratio" for any period shall mean the ratio of EBITDA to Fixed Charges for such period.

                  "Fixed Charges" for any period shall mean the sum of (i) Interest Expense for such period, (ii) the amount of all Capital Expenditures paid for by the Borrower and its Consolidated Subsidiaries for such period (other than Capital Expenditures made with the proceeds of (x) insurance, (y) Indebtedness permitted to be incurred pursuant to Section 8.3 or (z) the sale or issuance of equity in the Borrower), (iii) the provision for income taxes for such period (as specified on the income statement of the Borrower for such period), (iv) the scheduled principal amount of all amortization payments on all Indebtedness of the Borrower and its Consolidated Subsidiaries for such period (as determined on the first day of the respective period), (v) the amount of all dividends paid by the Borrower during the relevant period and (vi) payments on leases related to fixed assets (except to the extent already included in Interest Expense).

                  "Funded Indebtedness" shall mean, as to any Person, all Indebtedness of such Person, excluding (i) the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the account of such Person, (iii) the aggregate amount required to be capitalized in accordance with U.S. GAAP under leases under which such Person is the lessee and (iv) all Contingent Obligations of such Person.

                  "Funding Agreement" shall have the meaning provided in Section 5.1(r).

                  "Guaranty Trust Agreement" shall have the meaning provided in Section 5.1(g)(ii).

                  "Guaranty Trusts Termination Agreement" shall have the meaning provided in Section 5.1(g)(iii).

                  "Guaranty Trustee" shall mean Fiduanglo S.A., a corporation organized under the laws of Colombia.

                  "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person (x) evidenced by any notes, bonds, debentures or similar instruments made or issued by such Person, (y) for borrowed money or (z) for the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the account of such Person, (iii) all Indebtedness of the types referred to in clauses (i) and (ii) secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (iv) the aggregate amount required to be capitalized in accordance with U.S. GAAP under leases under which such Person is the lessee and
(v) all Contingent Obligations of such Person; provided, however, that Indebtedness shall not include trade accounts payable or endorsements of negotiable instruments for deposit or collection or similar transactions, in either case in the ordinary course of business.

                  "Interest Coverage Ratio" for any period shall mean the ratio of EBITDA to Interest Expense.

                  "Interest Determination Date" shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.

                  "Interest Expense" shall mean, for any period, total interest expense paid in cash of the Borrower and its Consolidated Subsidiaries with respect to all outstanding Indebtedness of the Borrower and its Consolidated Subsidiaries.

                  "Interest Period" shall have the meaning provided in Section 2.10.

                  "Interest Rate Agreements" shall mean any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect the Borrower or any Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Borrower or any Subsidiary.

                  "Law" shall mean any constitution, treaty or convention, any statute, law, code, ordinance, decree, order, rule, regulation, guideline, interpretation, direction, policy or request, or judicial or arbitral decision.

                  "Lender" shall have the meaning provided in the first paragraph of this Agreement.

                  "Lending Office" shall mean, with respect to each Lender, the office of such Lender specified as its "Lending Office" opposite its name on
Schedule II hereto or such other office, Subsidiary or Affiliate of such Lender as such Lender may from time to time specify as such to the Borrower and the Administrative Agents.

                  "License" shall mean that certain Contrato de Concesion dated March 28, 1994, and any amendment or clarification thereof (including any such amendment or clarification required pursuant to the Laws by which it is governed), between the Borrower and the Ministry which grants the Borrower the authority to engage in the provision of cellular communications services in the western region of Colombia.

                  "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under any recording or notice Law, and any lease having substantially the same effect as any of the foregoing).

                  "Loan" shall have the meaning provided in Section 2.1.

                  "Losses" shall have the meaning provided in Section 11.1.

                  "Mandate" shall have the meaning provided in Section 5.1(i).

                  "Material Adverse Effect" shall mean, with respect to any Person, any material adverse effect on the financial condition, business, results of operations, properties (including, without limitation, in the case of the Borrower, the License and the Network) or prospects of such Person and, unless the context indicates otherwise, such Person's Consolidated Subsidiaries, taken as a whole.

                  "Maturity Date" shall mean the date which is exactly five years and one day after the Borrowing Date.

                  "Maximum Leverage Ratio" for any period shall mean the ratio of Total Liabilities of the Borrower and its Consolidated Subsidiaries as of the end of such period to EBITDA for such period.

                  "Ministry" shall mean the Ministerio de Comunicaciones de Colombia.

                  "Net Income" shall mean, for any period, the net income of the Borrower and its Consolidated Subsidiaries for such period.

                  "Net Worth" shall mean, at any time, an amount equal to the total shareholders' equity of the Borrower and its Consolidated Subsidiaries at such time.

                  "Network" shall mean the cellular telephone network constructed, maintained and operated by the Borrower in the Western region of Colombia pursuant to the License and applicable Law.

                  "Note" shall have the meaning provided in Section 2.4.

                  "Notice of Borrowing" shall have the meaning provided in
Section 2.2.

                  "Notice Office" shall mean the notice office of the Administrative Agents located at 135 East 57th Street, New York, New York 10022 or such other notice office as the Administrative Agents may hereafter designate in writing as such to each of the other parties hereto.

                  "Obligations" shall mean all present and future obligations, liabilities and other amounts owing to the Administrative Agents, the Collateral Agents or any Lender pursuant to the terms of this Agreement or any other Credit Document.

                  "Other Document Party" shall mean and include the Borrower and the Designated Shareholders.

                  "Payment Office" shall mean the payment office of the Administrative Agents located at 135 East 57th Street, New York, New York 10022 or such other payment office as the Administrative Agents may hereafter designate in writing as such to each of the other parties hereto. Nothing in this definition or elsewhere in this Agreement shall oblige the Borrower to pay for the account of the Administrative Agents or any Lender or any successor or assignee any greater amount than it would have been obliged to pay had the Payment Office of the Administrative Agents remained in New York.

                  "Permitted Equity Offering" shall mean the sale by the Borrower of any shares of its: (x) Class C Common Stock to sector social solidario as required by Colombian law on deferred payment terms; (y) capital stock issued upon exercise of the Warrants issued in connection with the Debt Offering; or (z) capital stock to current or former employees, officers, directors or alternate directors of the Borrower or any Subsidiary (or permitted transferees of such persons), pursuant to the terms of applicable agreements (including employment agreements) or plans (or amendments thereto) approved by the Borrower's Board of Directors under which such individuals purchase shares of such capital stock), the proceeds of which, in the case of this clause (z), either individually or in the aggregate, do not exceed U.S.$5,000,000.

                  "Permitted Telecommunications Business" shall mean any wireless telecommunications business in Colombia (and any wireline business to the extent that it constitutes part of any such wireless telecommunications business), including cellular, satellite, data transmission and personal communications businesses.

                  "Person" shall mean any individual, partnership, limited partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

                  "Peso" or P$ shall mean the lawful currency of Colombia.

                  "Pledge Agreement" shall have the meaning provided in Section 5.1(g)(i).

                  "Pledge Agreement-License" shall have the meaning provided in
Section 5.1(g)(iv).

                  "Process Agents" shall mean CT Corporation System, presently located at 1633 Broadway, New York, New York 10019.

                  "Quarterly Average Exchange Rate" shall mean, for each calendar quarter, the average of the Representative Market Rate for all the Business Days during such quarter as calculated by the Administrative Agents.

                  "Quarterly Recurring Revenue" shall mean, for each calendar quarter, the total amount of gross revenue accrued by the Borrower and its Consolidated Subsidiaries from the Subscribers from recurring revenue sources (including, without limitation, monthly fees, usage fees, roaming fees and additional service charges) and any other fees accrued by the Borrower and its Consolidated Subsidiaries from local telephone companies for use of the Network during such quarter, divided by the Quarterly Average Exchange Rate for such quarter.

                  "Representative Market Rate" shall mean, for any date, the exchange rate for the conversion of Pesos into Dollars as announced by the Banking Superintendency.

                  "Required Lenders" shall mean, at any time, Lenders holding more than 50% of the then aggregate unpaid principal amount of the Notes or, if no such principal amount is then outstanding, Lenders holding more than 50% of the Total Commitment; provided, however, that if the Arrangers and their respective Affiliates hold, in the aggregate, more than 50% of the unpaid principal amount of the Notes or, if no such principal amount is then outstanding, more than 50% of the Total Commitment, the term Required Lenders shall mean the Lenders holding more than 67% of the unpaid principal amount of the Notes or the Total Commitment, as the case may be.

                  "Scheduled Repayment" shall have the meaning provided in
Section 4.2.

                  "Scheduled Repayment Date" shall have the meaning provided in
Section 4.2.

                  "Security Documents" shall mean and include the Guaranty Trust Agreement, each of the Pledge Agreement-License, the Pledge Agreements, the Disbursement Agreement and the Funding Agreement.

                  "Shareholders" shall have the meaning provided in Section
6.17.

                  "Subscriber" shall mean a Person which has entered into an agreement or other arrangement with the Borrower for the provision by the Borrower to such Person of cellular communications service in the area covered by the License, provided that (i) such Person is required to pay a tariff for such service, (ii) such service has not at such time been permanently disconnected and (iii) no amount owed by such Person to the Borrower is more than 120 days past due and the Borrower has not granted such Person a deferral for any amount owed by such Person to the Borrower for a period exceeding 120 days.

                  "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

                  "Taxes" shall have the meaning provided in Section 4.4.

                  "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Lenders.

                  "Total Liabilities" shall mean, as to any Person, without duplication, (i) the total liabilities of such Person required to be shown on such Person's balance sheet in accordance with Colombian GAAP, and (ii) the aggregate amount required to be capitalized in accordance with Colombian GAAP under leases under which such Person is the lessee; provided, however, that Total Liabilities shall not include trade accounts payable or endorsements of negotiable instruments for deposit or collection or similar transactions, in either case in the ordinary course of business.

                  "United States" and "U.S." shall each mean the United States of America.

                  "U.S. GAAP" shall mean generally accepted accounting principles in the United States, consistently applied during a relevant period.

                  "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than a de minimis number of director's qualifying shares or de minimis investments by non-U.S. nationals mandated by applicable law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest (other than a de minimis number of director's qualifying shares or de minimis investments by non-U.S. nationals mandated by applicable law) at such time.

                  1.2 Principles of Construction. (a) All references to Sections, Schedules and Exhibits are to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) All accounting terms not specifically defined herein shall be construed in accordance with Colombian GAAP in conformity with those used in the preparation of the financial statements referred to in Section 6.7(a).

                  Section 2.  Amount and Terms of Credit.

                  2.1 The Loans. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees on the Borrowing Date to make a loan to the Borrower on or prior to the Commitment Termination Date (each a "Loan" and collectively, the "Loans"), which Loans shall be in the aggregate amount of U.S.$80,000,000 and shall be for each Lender that amount which equals the Commitment of such Lender. The Loans are available only on the terms and conditions specified hereunder, and though repaid, in full or in part, at maturity or by prepayment, may not be reborrowed in full or in part.

                  2.2 Notice of Borrowing. The Loans to be requested on the Borrowing Date shall be set forth in a notice of borrowing (the "Notice of Borrowing") delivered by the Borrower to the Administrative Agents at the Notice Office at least one Business Day prior to the Borrowing Date, provided that such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York time) on such day. Such Notice of Borrowing shall be irrevocable and shall be given by the Borrower in the form of Exhibit A hereto, appropriately completed to specify the Borrowing Date which shall be a Business
Day). The Administrative Agents shall promptly (but in no event later than one Business Day prior to the Borrowing Date) give each Lender notice of the proposed Borrowing, such Lender's proportionate share thereof and the other matters required by the immediately preceding sentences to be specified in the Notice of Borrowing.

                  2.3 Disbursement of Funds. Subject to the terms and conditions hereof, no later than 12:00 Noon (New York time) on the Borrowing Date, each Lender will make available, through such Lender's Lending Office, its pro rata portion of the aggregate amount of the Loans to be made on the Borrowing Date, in Dollars and in immediately available funds at the Payment Office of the Administrative Agents, and the Administrative Agents will transfer the aggregate of the amounts so made available by the Lenders, net of fees and costs payable to the Lenders, in accordance with Schedule VI hereto. Immediately upon receipt by the Administrative Agents of a Lender's notification of its intention not to make available the portion of its Commitment, the Administrative Agents shall notify the Arrangers which shall then make available such amount to the Administrative Agents on the Borrowing Date in accordance with the preceding sentence. Unless the Administrative Agents shall have been notified by any Lender prior to such Borrowing Date that such Lender does not intend to make available to the Administrative Agents such Lender's portion of the Borrowing to be made on the Borrowing Date, the Administrative Agents may assume that such Lender has made such amount available to the Administrative Agents on the Borrowing Date, and the Administrative Agents may (but shall have no obligation to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agents by such Lender, the Administrative Agents shall be entitled to recover such corresponding amount from such Lender on demand. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agents' demand therefor, the Administrative Agents shall promptly notify the Arrangers, and the Arrangers shall immediately pay such corresponding amount to the Administrative Agents. The Administrative Agents shall also be entitled to recover on demand from such Lender or the Arrangers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agents to the Borrower until the date such corresponding amount is recovered by the Administrative Agents, at a rate per annum equal to the cost to the Administrative Agents of acquiring overnight federal funds at the then applicable rate for the Loans. Nothing in this

Section 2.3 shall be deemed to relieve any Lender from its obligation to make a Loan hereunder or to prejudice any rights which the Borrower and the Arrangers may have against any Lender as a result of any failure by such Lender to make a Loan hereunder.

                  2.4 Notes. The Borrower's obligation to pay the principal of, and interest on, each Loan shall be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B hereto (each, a "Note," and collectively, the "Notes") with blanks appropriately completed in conformity herewith. Each of the Notes shall (i) be payable to the order of the Lender making the Loan and be dated the Borrowing Date, (ii) be in a stated principal amount equal to the Loan evidenced thereby, (iii) mature on the Maturity Date, (iv) bear interest as provided in Section 2.6 and (v) be entitled to the benefits of this Agreement and the other Credit Documents.

                  2.5 Pro Rata Borrowing. All Borrowings of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments, but shall be undertaken by the Arrangers in any amount that the Lenders fail to provide. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make a Loan hereunder and that each Lender shall be obligated to make the Loan provided to be made by it hereunder regardless of the failure of any other Lender to make its Loan hereunder.

                  2.6 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date the proceeds made thereof are made available to the Borrower until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin (as defined below) plus the Eurodollar Rate for such Interest Period. The "Applicable Margin" shall be 3.75% per annum; provided, however, that the Applicable Margin shall be adjusted on any Determination Date, which adjusted Applicable Margin shall remain in effect until adjusted on any subsequent Determination Date in accordance with the following:

                (i) if the Debt Ratio as of any Determination Date is 5.00 or greater, then the Applicable Margin shall be 3.75% per annum;

               (ii) if the Debt Ratio as of any Determination Date is less than
         5.00 but not less than 3.80, then the Applicable Margin shall be 3.50% per annum;

              (iii) if the Debt Ratio as of any Determination Date is less than
         3.80 but not less than 3.10, then the Applicable Margin shall be 3.25% per annum;

               (iv) if the Debt Ratio as of any Determination Date is less than
         3.10 but not less than 2.775, then the Applicable Margin shall be 3.00% per annum; and

                (v) if the Debt Ratio as of any Determination Date is less than 2.775, then the Applicable Margin shall be 2.75% per annum;

provided, further, that the Applicable Margin shall be 2.75% per annum with respect to a portion of the unpaid principal amount of the Loans (pro rata among the Lenders in proportion to the principal amount of their respective Loans) equal to the amount, if any, of U.S. dollars deposited by the Borrower with the Collateral Agent pursuant to, and in accordance with, Sections 4.2(b) and 4.2(c) hereof (it being understood that no such adjustment in the Applicable Margin shall be made under this subparagraph in respect of any deposits of Pesos pursuant to Section 5.3 of the Disbursement Agreement).

                  (b) Overdue principal and, to the extent permitted by Law, overdue interest in respect of each Loan and any other overdue amount payable by the Borrower hereunder or under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2.0% in excess of the rate then borne by such Loans, or, if for any reason the Loans do not have an interest rate otherwise applicable to them, then at a rate per annum equal to 2.0% per annum in excess of the Base Rate plus the Applicable Margin, in each such case accruing from the date on which such principal and interest was due, with such overdue principal and interest payable on demand.

                  (c) Accrued (and theretofore unpaid) interest shall be payable in respect of each Loan (i) quarterly in arrears on each September 7, December 7, March 7 and June 7, and (ii) on any repayment, whether mandatory or otherwise (on the amount repaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

                  (d) On each Interest Determination Date, the Administrative Agents shall determine the Eurodollar Rate for the Interest Period applicable to the Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

                  2.7 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agents):

                (i) on any Interest Determination Date that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

               (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of (x) any change since the Effective Date in any applicable Law or in the interpretation or administration thereof and including the introduction of any new Law, such as, for example, but not limited to: (A) a change in the basis of taxation of payments to any Lender of the principal of or interest on the Notes or any other amounts payable hereunder (except for (i) changes in respect of taxes imposed on overall net income pursuant to the Laws of the jurisdiction in which the Lender is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein, and (ii) any Taxes described in Section 4.4) or (B) a change in official reserve requirements and/or (y) other circumstances since the Effective Date affecting such Lender or the interbank Eurodollar market or the position of such Lender in such market; or

              (iii) at any time, that the making or continuance of any Loan has been made (x) unlawful by any Law or (y) impossible by compliance by any Lender in good faith with any Law;

then, and in any such event, such Lender (or the Administrative Agents, in the case of clause (i) above) shall promptly give telephonic notice (confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agents of such determination (which notice the Administrative Agents shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, the interest rate during the applicable Interest Period shall be the Base Rate in effect on the applicable Interest Determination Date plus the Applicable Margin,
(y) in the case of clause (ii) above, if the Borrower does not elect to prepay the Loan or is otherwise unable to prepay the Loan pursuant to applicable Law subject to such increased costs or reductions within 30 days after receipt of notice thereof or if later, the last day of the Interest Period during which such notice is received, in accordance with Section 4.2 hereof, the Borrower shall pay to such Lender, upon written demand therefor (and against a certificate specifying in reasonable detail the nature of the increased cost or reduction, the date from which it has been applied and the method of calculating such increased cost), such additional amounts (in the form of an increased rate of, or a different method of calculating, interest) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause
(iii) above, the Borrower shall repay the Loan of the affected Lender(s) in accordance with Section 2.7(b) as promptly as possible and, in any event, within the time period required by Law.

              (b) At any time that any Loan is affected by the circumstances described in Section 2.7(a)(ii) or (iii), the Borrower may (and in the case of a Loan affected by the circumstances described in Section 2.7(a)(iii) shall) if the affected Loan is then outstanding, upon at least five Business Days' written notice to the Administrative Agents, repay the Loan of the affected Lender(s) (in which case the Borrower shall have no obligation to pay any additional amounts pursuant to Section 2.7(a)(i), 2.7(a)(ii) or 2.7(a)(iii), as the case may be), provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.7(b).

              (c) If any Lender determines at any time that the introduction or implementation of, or any change in, any Law after the Effective Date concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender based on the existence of such Lender's Commitment hereunder or its obligations hereunder, then the Borrower shall pay to such Lender, within 15 Business Days of its written demand therefor, such additional amounts as shall be required to compensate such Lender for the increased cost to such Lender as a result of such increase of capital. In determining such additional amounts, each Lender will act in a commercially reasonable manner and in good faith and will use averaging and attribution methods which are reasonable, and such Lender's determination of compensation owing under this Section 2.7 shall, absent manifest error or a lack of commercial reasonableness or good faith, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.7, will give prompt written notice thereof to the Borrower, which notice shall show the basis for calculation of such additional amounts, and the failure to give any such notice shall not release Borrower's obligations to pay additional amounts pursuant to this Section 2.7 (unless the relevant Lender failed to give such notice within 90 days of the occurrence of the events which gave the relevant Lender the right to demand that the Borrower pay additional amounts pursuant to this Section 2.7, in which case the Borrower shall have no obligation to pay such additional amounts).

              2.8 Compensation. The Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation and shall, absent manifest error, be final and conclusive and binding on all the parties hereto), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agents or the occurrence of a force majeure event) the Borrowing of Loans does not occur on the date specified therefor in the Notice of Borrowing (whether or not withdrawn by the Borrower); or (ii) if any repayment (including any repayment made pursuant to Sections 4.1 and 4.2 or a result of an acceleration of the Loans pursuant to Section 9) of its Loans occurs on a date which is not the last day of an Interest Period with respect thereto.

              2.9 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.7(a)(ii) or
(iii), 2.7(c) or 4.4 with respect to such Lender and prior to delivery of the notice referred to in Section 2.7 or 4.4, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost (or increase in capital) and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. Nothing in this Section 2.9 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.7 or 4.4.

              2.10 Interest Periods. At the time it gives any Notice of Borrowing in respect of the Loans in the case of the initial Interest Period or on the third Business Day prior to the expiration of any subsequent Interest Period, the Borrower shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an "Interest Period") applicable to the Loans, which Interest Period shall, at the option of the Borrower be a three or six month period, provided that: (a) the initial Interest Period shall commence on the Borrowing Date and each subsequent Interest Period shall commence on the date on which the immediately preceding Interest Period applicable thereto expires; (b) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; (c) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and (d) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

              2.11 Interest Reserve. Notwithstanding anything herein to the contrary, the Borrower acknowledges and agrees that on the Borrowing Date an amount equal to three months' interest in respect of the principal amount of the Loans shall be deposited with, and held by, the Collateral Agents under and pursuant to the terms of the Disbursement Agreement.

              Section 3. Fees. The Borrower agrees to pay to the Administrative Agents, for its own account, and to each Arranger, for their respective accounts, such fees as have been agreed to in writing by the Borrower, the Administrative Agents and the Arrangers, respectively.

              Section 4. Prepayments; Payments.

              4.1 Voluntary Prepayments. The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time after the Borrowing Date of such Loans on the following terms and conditions: (i) the Borrower shall give the Administrative Agents at the Notice Office at least five Business Days' prior written notice of its intent to prepay the Loans and the aggregate principal amount of the prepayment (which notice the Administrative Agents shall promptly transmit to each of the Lenders); (ii) such prepayment shall be in an aggregate principal amount of at least U.S.$1,000,000 or whole multiples thereof; (iii) prepayments of a Loan may only be made pursuant to this Section 4.1 on the last day of an Interest Period applicable thereto, unless the Borrower pays, together with any such prepayment, all amounts owing under Section 2.8, if any, as a result of prepaying such Loan on a day other than the last day of the Interest Period applicable thereto; (iv) each prepayment shall be applied to reduce the then remaining Scheduled Repayments on the Loans in order of maturity (or as otherwise agreed in writing between the Borrower and the Lenders); and (v) the Borrower shall have provided reasonable assurances satisfactory in all respects to the Administrative Agents that the prepayment does not violate any applicable Law.

              4.2 Mandatory Repayments. (a) In addition to any other mandatory repayments pursuant to this Section 4.2, on each date set forth below, the Borrower shall be required to repay that principal amount of Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, a "Scheduled Repayment," and each such date, a "Scheduled Repayment Date"):

Scheduled Repayment Date                      Scheduled Repayment
June 7, 1999                                    U.S.$ 8,000,000
December 7, 1999                                U.S.$ 8,000,000
June 7, 2000                                    U.S.$ 8,000,000
December 7, 2000                                U.S.$ 8,000,000

; and the balance of the principal amount of each Loan shall be paid on the Maturity Date.

              (b) In addition to any other mandatory repayments pursuant to this
Section 4.2, if at any time after the Borrowing Date, the Borrower receives any cash proceeds from the sale or issuance of equity in the Borrower (other than from a Permitted Equity Offering), which exceed, either individually or in the aggregate, U.S.$30,000,000 or from any issuance or incurrence of Indebtedness (other than Indebtedness permitted pursuant to Section 8.3), then the Borrower shall apply an amount equal to (i) 100% of the cash proceeds of the respective issuance or incurrence of Indebtedness and (ii) that amount of the respective issuance of equity which exceeds U.S.$30,000,000 (in each case net of underwriting discounts and commissions and other reasonable costs associated therewith, including legal, accounting, investment banking, consulting, governmental and other fees incurred or reasonably expected to be incurred and net of taxes paid or payable in respect thereof) as a mandatory repayment of principal of any outstanding Loans by reducing the then remaining Scheduled Repayments in order of maturity (or as otherwise agreed to in writing between the Borrower and the Lenders). Any mandatory repayment due and owing pursuant to the operation of this Section 4.2(b) shall be made at the end of the Interest Period next following the date of receipt by the Borrower of the proceeds of such offering or Indebtedness. If, and to the extent, the application of such proceeds to the repayment of the Loans is prohibited or restricted in any manner under applicable Law (including, without limitation, if the Central Bank requires the payment of any taxes or mandatory deposits with respect to such repayment), then, subject to Section 11.10, such proceeds to the extent of such prohibition or restriction shall not be prepaid but shall be deposited into an interest bearing escrow account by the Borrower with, and held by, the Collateral Agents pursuant to the Disbursement Agreement.

              (c) In addition to any other mandatory repayments pursuant to this
Section 4.2, on each Excess Cash Payment Date, the Borrower shall pay to the Administrative Agents an amount equal to 50% of the Excess Cash Flow for each relevant Excess Cash Payment Period (the "Excess Cash Flow Payment"), each such amount to be applied as a mandatory repayment of principal of outstanding Loans to reduce the then remaining Scheduled Repayments in order of maturity after giving effect to all prior reductions thereto. If any such Excess Cash Flow Payment is prohibited or restricted in any manner under applicable Law (including, without limitation, if the Central

Bank requires the payment of any taxes or mandatory deposits with respect to such repayment), then, subject to Section 11.10, such Excess Cash Flow Payments to the extent of such prohibition or restriction shall not be prepaid but shall be deposited into an interest bearing account by the Borrower with, and held by, the Collateral Agents pursuant to the Disbursement Agreement.

              4.3 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agents for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any principal payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and interest shall be payable at the applicable rate during such extension.

              4.4 Net Payments. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by Colombia or any other jurisdiction from which the Borrower elects to make payments or by any political subdivisions or taxing authorities thereof or therein excluding in the case of each Lender, the Administrative Agents and the Collateral Agents, taxes that would not be imposed but for a connection between such Lender, the Administrative Agents and the Collateral Agents (as the case may be) and the jurisdiction imposing such tax other than a connection arising solely by virtue of the activities of such Lender, the Administrative Agents and the Collateral Agents (as the case may be) pursuant to or in respect of this Agreement or under any other Credit Document, including entering into, lending money or extending credit pursuant to, receiving payments under, or enforcing, this Agreement or any other Credit Document (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due hereunder or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agents within 45 days after the date the payment of any Taxes is due pursuant to applicable Law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

              (b) If the Borrower pays any additional amount pursuant to this
Section 4.4 and any Lender actually receives a refund of tax or a credit against such Lender's tax liabilities as a result of such payment by the Borrower, such Lender shall promptly pay to the Borrower an amount that such Lender determines, in its sole judgment, is equal to (i) in the case of a refund of tax, the amount of such refund actually received by such Lender as a result of such payment by the Borrower, and (ii) in the case of a credit against its tax liabilities, the net tax benefit obtained by such Lender as a result of such payment by the Borrower. Whether or not any Lender claims any credit or refund shall be in the sole discretion of each Lender. If any Lender makes a payment to the Borrower pursuant to this Section 4.4(b) and at any time thereafter such Lender determines in its sole judgment that it is required to repay the refund or has been or will be denied the benefit of the credit, as the case may be, which gave rise to the payment to the Borrower, then the Borrower shall repay to such Lender, promptly upon the request of such Lender, the amount previously paid by the Lender pursuant to this Section 4.4(b). Nothing in this Section 4.4 shall require any Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other information to the Borrower or any other party. Each Lender shall use its reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower, if the making of such filing would avoid the need for or reduce the amount of any additional amounts that would be payable or may hereafter accrue and would not be otherwise disadvantageous to such Lender.

              Section 5. Conditions Precedent.

              5.1 Conditions Precedent to the Borrowing. The obligation of each Lender to make the Loans on the Borrowing Date is subject, at the time of the Borrowing, to the satisfaction of the following conditions:

              (a) Effective Date; Notes. On or prior to the Borrowing Date (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agents for the account of each Lender the appropriate Notes executed by the Borrower in the amount, with the maturity and as otherwise provided herein.

              (b) Notice of Borrowing. Prior to the making of the Loan, the Administrative Agents shall have received a Notice of Borrowing with respect thereto meeting the requirements of Section 2.2.

              (c) No Default; Representations and Warranties. On the Borrowing Date (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

              (d) Officer's Certificate. On the Borrowing Date, the Administrative Agents shall have received a certificate, dated the Borrowing Date and signed on behalf of the Borrower by the president or chief financial officer of the Borrower, in the form of Exhibit D-1 with appropriate insertions, together with the organizational documents and bylaws of the Borrower and resolutions of the Borrower referred to in such certificate, which certificate shall state that all of the conditions in Section 5.1 have been satisfied as of such date.

              (e) Opinions of Counsel. On the Borrowing Date, the Administrative Agents shall have received an opinion addressed to each of the Lenders, the Administrative Agents and the Collateral Agents and dated the Borrowing Date, from (i) Cravath, Swaine & Moore, special U.S. counsel to the Borrower, covering the matters set forth in Exhibit C-1 hereto, (ii) Holguin, Neira y Pombo, special Colombian counsel to the Borrower, covering the matters set forth in Exhibit C-2 hereto, and (iii) White & Case, special U.S. counsel to the Administrative Agents.

              (f) Corporate Documents; Proceedings. On the Borrowing Date, the Administrative Agents shall have received:

                        (i) a certificate, dated the Borrowing Date, signed by
                  the president or chief financial officer of each of the Other Document Parties and attested to by the secretary or assistant secretary of such Other Document Party, in the form of Exhibit D-2 with appropriate insertions, together with the organizational documents and by-laws of such Other Document Party and the resolutions of such Other Document Party referred to in such certificate; and

                        (ii) all corporate, trust and legal proceedings and all
                  instruments and agreements in connection with the transactions contemplated in the Credit Documents shall be reasonably satisfactory in form and substance to the Lenders in all respects, and the Administrative Agents shall have received all information and copies of all documents and papers, including, without limitation, records of corporate and trust proceedings and governmental approvals, if any, which any Lender reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by the proper corporate, trust or governmental authorities.

              (g) Pledge Agreements; Guaranty Trust Agreements; Pledge Agreement-License. On or prior to the Borrowing Date:

                        (i) each of the Designated Shareholders and the
                  Collateral Agents shall have duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit E (as then amended, modified or supplemented from time to time, each, a "Pledge Agreement" and collectively, the "Pledge Agreements"), and the Borrower shall have delivered to the Collateral Agents
                  (x) a certificate from the Borrower's secretary or assistant secretary certifying that in the aggregate not less than 99.8% of the Borrower Stock as of the date hereof has been pledged in accordance with the terms thereof, to the Collateral Agents, free and clear of all Liens and (y) the Borrower Stock referred to in clause (x) above, duly pledged to the Collateral Agents, free and clear of all other Liens.

                        (ii) the Borrower and the Guaranty Trustee shall have
                  duly authorized, executed and delivered a guaranty trust agreement (Contrato de Fiducia Mercantil) in the form of Exhibit F-1 (as amended, modified or supplemented from time to time, the "Guaranty Trust Agreement") pursuant to which the Borrower shall pledge to the Guaranty Trustee, for the benefit of the Lenders as security for the obligations hereunder, all of its right, title and interest in and to the Cellular Receivables
                  (subject to the provisions of the Funding Agreement);

                        (iii) the Borrower and each of the guaranty trustees for
                  the Existing Indebtedness shall have duly authorized, executed and delivered an agreement (the "Guaranty Trusts Termination Agreement") in the Form of Exhibit F-2 by which each of the guaranty trusts securing such Existing Indebtedness shall be assigned, and the Cellular Receivables included in the trust estates thereof shall be transferred, to the Guaranty Trustee to secure the Obligations in accordance with the terms of the Guaranty Trust Agreement and the Funding Agreement; and

                        (iv) the Borrower and the Collateral Agents shall have
                  duly authorized, executed and delivered a pledge agreement in the form of Exhibit G (as amended, modified or supplemented from time to time, the "Pledge Agreement-License") pursuant to which the Borrower shall pledge to the Collateral Agents for the benefit of the Lenders, subject to the conditions therein, all of its right, title and interest in and to the License.

                  (h) Disbursement Agreement. On or prior to the Borrowing Date, the Borrower and the Collateral Agents shall have duly authorized, executed and delivered a Disbursement Agreement in the form of Exhibit H (as amended, modified or supplemented from time to time, the "Disbursement Agreement"), and the Borrower shall have paid to the Collateral Agents the Interest Reserve (as such term is defined in the Disbursement Agreement).

                  (i) Mandate Letter. On or prior to the Borrowing Date, the Borrower shall have duly authorized, executed and delivered a mandate in favor of the Arrangers, in form and substance mutually satisfactory to the Arrangers and the Borrower (as amended, modified or supplemented from time to time, the "Mandate").

                  (j) License. On or prior to the Borrowing Date, (i) the License shall be in full force and effect and no default shall have occurred thereunder, and (ii) the Administrative Agents shall have received from the Ministry a certification, in form and substance reasonably satisfactory to the Administrative Agents in all respects, confirming that the Borrower has satisfied, as of the date of such certification (which shall be a date no earlier than 30 days prior to the date of such certification), the Capacity and Digitalization Percentage requirements of the License.

                  (k) Appointment Letter. On or prior to the Borrowing Date, the Administrative Agents shall have received a letter from the Borrower, in the form attached hereto as Exhibit I, indicating its appointment of the Process Agents as its agents to receive service of process in connection with the transactions contemplated by the Credit Documents, together with the countersignature of the Process Agents indicating the consent of the Process Agents to serve as Process Agents.

                  (l) Government Approvals. On or prior to the Borrowing Date, all governmental approvals, permits, licenses, authorizations, validations and exemptions required in connection with (i) the execution, delivery and performance of the Credit Documents and (ii) the legality, validity, binding effect and enforceability of any and all such Credit Documents, shall have been received by the Borrower. The conveyance of the Receivables, and the grant of the Liens, pursuant to the Security Documents shall not constitute a violation of applicable Law or of the License, and the Loans, this Agreement and the other Credit Documents shall have been registered by the Borrower with the Central Bank to the extent required by and in accordance with applicable Law.

                  (m) Litigation. On the Borrowing Date, no litigation, action, suit, investigation, claim or proceeding shall be pending or threatened with respect to this Agreement or any other Credit Document, the transactions contemplated hereby or which would reasonably be expected to have a Material Adverse Effect on the Borrower.

                  (n) Payments. On the Borrowing Date, all Fees and other amounts required to be paid or deposited on or prior to the Borrowing Date under this Agreement and the other Credit Documents shall have been paid and/or deposited.

                  (o) Market Conditions, etc. On the Borrowing Date, there shall not have occurred any material change, or any development involving a prospective change, in United States, Colombian or international financial, political or economic conditions, or currency exchange rates or exchange controls applicable to the Dollar or the Peso as would, in the sole judgment of the Administrative Agents, make it impracticable for any Lender to successfully syndicate any Loan.

                  (p) Quarterly Recurring Revenue. On the Borrowing Date, the Administrative Agents shall have received from the Vice President of Operations of the Borrower a certification, in form and substance reasonably satisfactory to the Administrative Agents in all respects, confirming that the Quarterly Recurring Revenue for the calendar quarter immediately preceding the quarter in which the Notice of Borrowing is delivered, was not less than U.S.$8.7 million or its equivalent in Pesos measured by the Quarterly Average Exchange Rate.

                  (q) No Change in Condition. On the Borrowing Date, no material adverse change shall have occurred in the business, results of operations, properties, (including, without limitation, the License), financial condition or prospects of the Borrower from those set forth in the most recent audited financial statements of the Borrower delivered to and approved by the Administrative Agents, the result of which has a material adverse effect on the ability of the Borrower to perform its obligations under the Credit Document to which it is a party.

                  (r) Funding Agreement. On the Borrowing Date, the Borrower, the Administrative Agents and the Guaranty Trustee shall have duly authorized, executed and delivered a Funding Agreement in form and substance satisfactory to the Administrative Agents and the Borrower (as amended, modified or supplemented from time to time, the "Funding Agreement"), regarding the repayment of the Existing Indebtedness.

                  (s) Completion of the Debt Offering. On the Borrowing Date, the Borrower will have completed, or simultaneously with the Borrowing contemplated hereunder will complete, the Debt Offering, and the net proceeds thereof shall have been applied to the repayment of the Existing Indebtedness pursuant to the Funding Agreement.

                  (t) Provision of Indenture. On or prior to the Borrowing Date, the Administrative Agents shall have received a duly executed copy of the Indenture (or similar agreement) executed by the Borrower in connection with the Debt Offering Indebtedness, which indenture shall require (notwithstanding that the Notes issued in connection with the Debt Offering will rank pari passu with the Loans) the trustee thereunder to provide to the Collateral Agents all amounts that constitute proceeds of the License received pursuant to a bankruptcy, insolvency or reorganization proceeding of the Borrower (including, without limitation, a concordato) during the period from the Borrowing Date to March 28, 1997 (the date on which the Collateral Agents, on behalf of the Lenders, may exercise their remedies with respect to the License pursuant to the terms of the Pledge Agreement-License), or if for any reason the Collateral Agents may not exercise such remedies as of March 28, 1997, then until such later date as the Collateral Agents may do so.

All of the Notes, certificates, legal opinions and other documents and papers referred to in this Section 5 applicable to the Borrowing, as the case may be, unless otherwise specified, shall be delivered to the Administrative Agents for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be reasonably satisfactory in form and substance to the Administrative Agents and the Lenders.

                  Section 6. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower makes the following representations, warranties and agreements, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, with the occurrence of the Borrowing being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the Borrowing Date.

                  6.1 Legal Status. The Borrower (i) is a duly organized and validly existing corporation (sociedad anonima) in good standing under the Laws of Colombia, (ii) has the power and authority to own its property and assets and to transact the Business of the Borrower and to do all things necessary or appropriate in respect of the Business of the Borrower and to consummate the transactions contemplated by the Credit Documents, and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of the Business requires such qualification, except for failures to be so qualified which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Borrower.

                  6.2 Power and Authority. The Borrower has the power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each such Credit Document as have been executed and delivered as of each date this representation and warranty is made. The Borrower has, or in the case of the Credit Documents other than this Agreement, by the Borrowing Date will have, duly executed and delivered each of the Credit Documents to which it is party, and each such Credit Document constitutes or, when executed and delivered, will constitute, its legal, valid and binding obligation enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar Laws relating to or limiting creditors' rights generally or by general equity principles.

                  6.3 No Sovereign Immunity. Neither the Borrower nor any of its property has any sovereign immunity from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of any jurisdiction, including Colombia.

                  6.4 No Violation. Neither (A) the execution, delivery or performance by the Borrower of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, nor the use of the proceeds of the Loans as contemplated herein nor (B) the establishment of the Liens created by the Security Documents (including, without limitation, the pledge of the Borrower Stock with the Collateral Agents pursuant to the terms of the Pledge Agreements and the pledge of the Cellular Receivables and the License to the Guaranty Trustee and the Collateral Agents, respectively, pursuant to the terms of the Guaranty Trust Agreement and the Pledge Agreement-License, respectively) or the exercise of the rights and remedies contemplated by the Security Documents at any time after the Borrowing Date, does or will (i) contravene any material provision of any Law or any order, writ, injunction or decree of any court or governmental instrumentality binding on the Borrower,
(ii) conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default in respect of, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Liens created pursuant to the Security Documents) upon, any of the property or assets of the Borrower or pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract, lease or instrument to which the Borrower is a party or by which the Borrower's properties or assets is bound or to which the Borrower may be subject (including, without limitation, the License), (iii) violate any provision of the estatutos sociales, articles of incorporation, bylaws or other organizational documents of the Borrower or (iv) result in the termination of the License; provided, however, that (x) the exercise of the rights and remedies contemplated by the Security Documents at any time after the Borrowing Date may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or by other similar Laws relating to or limiting creditors' rights generally or by general equitable principles and (y) the remedies under the Pledge Agreement-License can only be exercised after March 28, 1997.

                  6.5 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (other than the registration with the Central Bank referred to herein), or exemption or waiver by, any governmental or public body or authority, or any subdivision thereof (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the execution, delivery and performance by the Borrower of any Credit Document or (ii) the legality, validity, binding effect or enforceability against the Borrower of any such Credit Document.

                  6.6 Litigation. Other than as set forth on Schedule VII hereto, there is no litigation, action, suit, investigation, claim or proceeding pending or threatened with respect to this Agreement or any other Credit Document, the transactions contemplated hereby or which could reasonably be expected to have a Material Adverse Effect on the Borrower.

                  6.7 Financial Statements; No Material Adverse Change. (a) The statement of financial condition of the Borrower heretofore furnished to the Administrative Agents presents fairly the financial condition of the Borrower at the date of such statement of financial condition. Such financial statement (which does not include other information or memoranda also heretofore furnished to the Administrative Agents) has been prepared in accordance with Colombian GAAP.

                  (b) Since March 31, 1996, there has been no material adverse change in the business, results of operations, properties, (including, without limitation, the License and the Network), financial condition or prospects of the Borrower.

                  (c) Except as fully reflected in the financial statements referred to in Section 6.7(a), there were, as of the Borrowing Date, no liabilities or obligations with respect to the Borrower of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, could reasonably be expected to have a Material Adverse Effect on the Borrower.

                  6.8 Indebtedness. Schedule III sets forth a true and complete list of all Indebtedness of the Borrower as of the Borrowing Date which is to remain outstanding after giving effect thereto (excluding the Indebtedness to be incurred under this Agreement and the Debt Offering Indebtedness) and the Indebtedness to be repaid with the proceeds of the Borrowings and the Debt Offering Indebtedness (collectively, the "Existing Indebtedness"), in each case showing the aggregate principal amount thereof, accrued interest in respect thereof and the obligee of such debt.

                  6.9 Use of Proceeds. The proceeds of the Borrowings shall be used solely to (i) repay Existing Indebtedness in accordance with Schedule III and (ii) fund working capital and planned construction and operation of the Network.

                  6.10 Properties. The Borrower has good and marketable title to all properties owned by it, free and clear of all Liens other than Liens permitted under Section 8.1. With respect to any lease or rental agreement to which the Borrower is a party, (i) such lease or rental agreement is in full force and effect, (ii) the Borrower has complied in all material respects with all of the terms of such lease or rental agreement, (iii) there exists no event of default or an event, act or condition (other than defaults or conditions which are not reasonably likely to have a Material Adverse Effect on the Borrower) which with notice or lapse of time, or both, would constitute an event of default thereunder by the Borrower or, to the knowledge of the Borrower, the lessor thereunder, and (iv) the Borrower is in possession of the premises demised under all such leases and rental agreements in which it is the lessee and is conducting business on such premises.

                  6.11 License. The License is in full force and effect, and no material default exists under any of the terms thereof. The Borrower has prepared and filed all documents required to be filed by it pursuant to the License and has paid all fees, charges and assessments payable by it which have become due pursuant to the License other than those of which the failure to pay would not result in a Material

Adverse Effect on the Borrower or otherwise result in the suspension or revocation of the License.

                  6.12 Compliance with Material Agreements. Each material contract to which the Borrower is party is in full force and effect, and the Borrower is not in default under any provision of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument to which it is party or by which it or any of its properties or assets are or may be bound, where such default could result in a Material Adverse Effect on the Borrower.

                  6.13 Patents, Licenses, Franchises and Formulas. The Borrower owns all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could result in a Material Adverse Effect on the Borrower.

                  6.14 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower (including, without limitation, such factual information relating to the Borrower as contained in (i) the Credit Documents, (ii) the Offering Memorandum in connection with the Debt Offering and/or (iii) the Confidential Information Memorandum dated May 1996 prepared and circulated in connection with the syndication of the Loans), for purposes of or in connection with this Agreement or any transaction contemplated herein or in any Credit Document is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower to any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not materially incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

                  6.15 Tax Returns and Payments. The Borrower has filed all tax returns required to be filed by it and has paid all taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, other than those not yet delin-quent and except for those contested in good faith and for which adequate reserves have been established or those for which the failure to file such returns or pay such taxes would not have a Material Adverse Effect on the Borrower.

                  6.16 Employee Benefit Plans. The Borrower is in compliance in all material respects with its respective obligations relating to all employee benefit plans established, maintained or contributed to by the Borrower, and the Borrower has no material outstanding liabilities with respect to any such employee benefit plans except as disclosed in the financial statements heretofore furnished to the Administrative Agents.

                  6.17 Capitalization. (a) As of the Borrowing Date, the authorized capital stock of the Borrower consists of 91,964,254,000 Pesos, consisting of 91,964,254 shares of common stock, 1,000 Pesos nominal value per share, of which 82,767,828 shares are issued, outstanding, and fully paid and are owned and registered in the name of the shareholders listed on Schedule IV (collectively, the "Shareholders"). Other than in respect of the Debt Offering or as set forth on Schedule VIII hereto, the Borrower does not have outstanding
(i) any securities convertible into or exchangeable for its capital stock or
(ii) any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements, arrangements or understandings providing for the issuance (contingent or otherwise) of, or any calls, puts, commitments or claims of any character relating to, its capital stock.

                  (b) On the Borrowing Date, 99.8% of the issued and outstanding shares of the Borrower Stock will be pledged pursuant to the terms of the Pledge Agreements.

                  6.18 Subsidiaries. As of the Borrowing Date, the Borrower has no Subsidiaries and owns no equity interest in any other Person.

                  6.19 Compliance with Law. The Borrower is in compliance in all material respects with all applicable Laws of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable Laws and restrictions relating to environmental standards and controls), except such noncompliance as would not be reasonably likely to have a Material Adverse Effect on the Borrower.

                  6.20 Labor Relations. The Borrower is not engaged in any unfair labor practice that would be reasonably likely to have a Material Adverse Effect on the Borrower. There is (i) no unfair labor practice complaint pending against the Borrower or, to the knowledge of the Borrower, threatened against the Borrower, before any governmental body or any political subdivision thereof with responsibility, authority or jurisdiction for such matters, and no grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or, to the knowledge of the Borrower, threatened against the Borrower, and (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or, to the knowledge of the Borrower, threatened against the Borrower, which in either clause (i) or (ii) would be reasonably likely to have a Material Adverse Effect on the Borrower.

                  6.21 Security Documents. (a) The provisions of each of the Pledge Agreements are effective to create in favor of the Collateral Agents as security for the Obligations hereunder for the benefit of the Lenders a legal, valid and enforceable first priority perfected security interest in all of the right, title and interest of the relevant Designated Shareholder in the Collateral described in each such Pledge Agreement (including, without limitation, 99.8% of the Borrower Stock), and each of the Pledge Agreements creates a fully perfected first Lien on and security interest in, all right, title and interest of the relevant Designated Shareholder in all of the Collateral described therein (including, without limitation, the Borrower Stock of such Designated Shareholder) subject to no other Liens, except for (i) tax and labor liabilities as provided by Colombian Law, (ii) payments to the Ministry in accordance with the License and (iii) Liens permitted by Section 8.1, and except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or by other similar Laws relating to or limiting creditors' rights generally or by general equitable principles (provided, however, that unless and until an Event of Default has occurred, the Designated Shareholders shall continue to have the right to vote the Borrower Stock and receive dividends and other distributions with respect thereto as set forth in each of the Pledge Agreements).

                  (b) (i) The provisions of the Guaranty Trust Agreement are effective to pledge to the Guaranty Trustee as security for the Obligations hereunder, for the benefit of the Lenders, all of the Borrower's right, title and interest in and to the Cellular Receivables and the other trust collateral described therein, and (ii) the provisions of the Pledge Agreement-License are effective to pledge to the Collateral Agents as security for the Obligations hereunder, for the benefit of the Lenders, all of the Borrower's right, title and interest in and to the License and the other trust collateral described therein, except for (w) tax and labor liabilities as provided by Colombian Law, (x) payments to the Ministry in accordance with the License, (y) Liens permitted by Section 8.1, and except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or by other similar Laws relating to or limiting creditors' rights generally or by general equitable principles and (z) Existing Indebtedness or Contingent Obligations existing prior to the execution of the Guaranty Trust Agreement or the Pledge Agreement-License upon which the creditors exercise the rights granted under Article 1238 of the Colombian Commerce Code and the rights of the Guaranty Trustee and the Collateral Agents, as the case may be, for the benefit of the Lenders, in and to the Cellular Receivables and the License, as the case may be, supersede, or by the Borrowing Date will supersede, any rights, interests or Liens of any other Person therein; provided, however, that (1) in accordance with the terms of the License and applicable Law in effect as of the Borrowing Date, the Collateral Agents, for the benefit of the Lenders, may not exercise any remedies with respect to the License in accordance with the terms of the Pledge Agreement-License until March 28, 1997 and (2) the foregoing assumes that the Guaranty Trustee shall have paid the Existing Indebtedness set forth in Schedule III to be repaid with the proceeds of the Loans and the Debt Offering in accordance with the terms of the Guaranty Trusts Termination Agreement.

                  (c) The provisions of the Disbursement Agreement create, or by the Borrowing Date will create, in favor of the Collateral Agents for the benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein, subject to no other Liens.

                  6.22 Mandate. The Borrower has, or by the Borrowing Date will have, duly executed and delivered the Mandate and the Mandate constitutes or, when executed and delivered, will constitute, its legal, valid and binding obligation enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar Laws relating to or limiting creditors' rights generally or by general equity principles.

                  6.23 Availability and Transfer of Foreign Currency. All requisite foreign exchange control approvals and other authorizations by Colombia or any department or agency thereof have been duly obtained and are in full force and effect to assure the availability of Dollars to enable the Borrower to perform all of its obligations under each Credit Document to which it is party in accordance with the terms thereof. Subject to the Colombian Law which permits Colombian authorities to limit the availability or transfer of foreign exchange whenever foreign currency reserves fall below the equivalent of three months' imports into Colombia, there are no restrictions or requirements which limit the availability or transfer of foreign exchange for the purpose of the performance by the Borrower of its obligations under this Agreement or any other Credit Document to which it is party.

                  6.24 Nature of Activities. The Borrower has engaged in no business other than the Business.

                  6.25 Fees and Enforcement. No governmental fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid for the legality, validity, or enforceability of this Agreement or any of the other Credit Documents. This Agreement and each other Credit Document are each in proper legal form under the Laws of Colombia, and under the respective governing Laws selected in such Credit Documents, for the enforcement thereof in such jurisdiction without any further action by any Other Document Party, the Guaranty Trustee, the Collateral Agents or the Administrative Agents.

                  6.26 Withholding Taxes. No withholding or similar taxes are required to be paid in respect of, or deducted from, any payment required to be made by the Borrower under this Agreement or any other Credit Document.

                  6.27 Properties and Insurance. All tangible properties of the Borrower utilized in the Business are in good working order and condition (except to the extent as could not have a Material Adverse Effect on the Borrower). The Borrower maintains insurance with financially sound and reputable insurers against losses, damages or other risks (including, without limitation, risks and liability to Persons and property) in such manner and to the same extent as other companies in the business of constructing, owning and operating a cellular telephone network in Colombia.

                  Section 7. Affirmative Covenants. The Borrower covenants and agrees that on and after the Effective Date and until the Notes, together with all accrued interest thereon, Fees and all other Obligations incurred hereunder and thereunder, are paid in full and the Total Commitment shall have terminated:

                  7.1 Information Covenants. The Borrower will furnish or cause to be furnished to the Administrative Agents:

                        (a) Monthly Reports. Within 60 days after the end of
                  each fiscal month of the Borrower, a monthly report in form and substance to be agreed by the Borrower and the Administrative Agents within 15 days after the Borrowing Date, which shall be certified by the chief financial officer of the Borrower, subject to normal year-end adjustments.

                        (b) Quarterly Financial Statements. As soon as
                  available, but, in any event, within 60 days after the end of each quarterly accounting period in each fiscal year of the Borrower, a copy of complete unaudited statements of financial condition of the Borrower and its Consolidated Subsidiaries as at the end of such quarterly period and the related statements of income and retained earnings and statements of changes in financial position for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, in each case setting forth comparative figures for the related periods in the prior fiscal year and the budgeted figures for such quarter as set forth in the respective budget delivered pursuant to Section 7.1(f), all of which shall be certified by the chief financial officer of the Borrower, subject to normal year-end adjustments.

                        (c) Annual Financial Statements of the Borrower.
                  Promptly after the approval of the minutes from the annual shareholders' meeting of the Borrower approving the Borrower's and its Consolidated Subsidiaries' annual financial statements, but in no event later than 140 days after the close of each fiscal year of the Borrower, the statements of financial condition of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year and the related statements of income and retained earnings and statements of changes in financial position for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year and certified by KPMG Peat Marwick or such other independent public accountants of recognized international standing who are appointed by a shareholders' meeting of the Borrower and who shall be reasonably acceptable to the Required Lenders, in each case pursuant to an unqualified opinion of such independent public accountants.

                        (d) Capacity Reports. As soon as available, but, in any
                  event, within 20 days after filing each Capacity Report with the Ministry, the Borrower shall provide the Administrative Agents with a copy of the Capacity Report, which copy shall be certified by the Vice President of Operations of the Borrower.

                        (e) Management Letters. Promptly after the Borrower's
                  receipt thereof, a copy of any "management letter" or other similar communication received by the Borrower from its auditors in relation to the Borrower's financial, accounting and other systems, management and accounts.

                        (f) Budgets. As soon as available but, in any event,
                  within 30 days after the first day of each fiscal year of the Borrower, (i) an annual budget (including budgeted statements of income and sources and uses of cash and balance sheets) prepared by the Borrower for such fiscal year accompanied by the statement of the chief financial officer of the Borrower to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby, and
                  (ii) to the extent prepared by or for the benefit of the Borrower, any business plan with respect to the Business applicable to any period beyond the fiscal year covered by the annual budget delivered pursuant to subclause (i) above.

                        (g) Officer's Certificate. At the time of the delivery
                  of the financial statements provided for in Section 7.1(a),
                  (b) and (c), a certificate of the Borrower to the effect that, to the best of his knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Borrower was in compliance with the provisions of Sections 8.3, 8.4 and 8.6 through 8.9, at the end of such fiscal month, quarter or year, as the case may be.

                        (h) Notice of Default or Litigation. Promptly after an
                  officer of the Borrower obtains actual knowledge thereof, written notice of (i) the occurrence of any event which constitutes a Default or Event of Default, (ii) any litigation or governmental proceeding pending (x) against the Borrower, which, if determined adversely, could have a Material Adverse Effect on the Borrower or (y) with respect to any Credit Document, or (iii) any claim by the Ministry that the License is not valid or that any breach or default has occurred thereunder or under relevant Law or any notice or inquiry of the Ministry as to any breach or potential breach of the License.

                        (i) Technical Compliance Certificate. Within 90 days
                  after the request of the Administrative Agents, a certification from the Vice President of Operations of the Borrower to the effect that the Borrower is, as of a date selected by the Administrative Agents, which date shall correspond to the end of a calendar month, in compliance with the terms and conditions of the License (including, without limitation, the requirements set forth therein with respect to Capacity and Digitalization Percentage).

                        (j) Other Reports and Filings. Promptly, copies of all
                  financial information, proxy materials and other information and reports, if any, which the Borrower shall file with the United States Securities and Exchange Commission or any governmental agencies substituted therefor.

                        (k) Other Information. From time to time, such other
                  financial information or documents the Administrative Agents may reasonably request, including, without limitation, any filings that the Borrower shall make with the Ministry.

                  7.2 Compliance with Law. The Borrower will comply with all applicable Laws of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except where the failure to so comply would not be reasonably likely to have a Material Adverse Effect on the Borrower.

                  7.3 Taxes. The Borrower will pay and discharge or cause to be paid and discharged all applicable material taxes (including stamp taxes), assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its property, real, personal or mixed or upon any part thereof, when due, as well as all lawful claims for labor, materials and supplies which, if unpaid might by Law become a material Lien upon such property (except to the extent a Lien would be permitted with respect thereto by Section 8.1).

                  7.4 License. The Borrower will perform all of its material obligations under the License and will take all such further actions as shall be required in order to insure that the License shall remain in full force and effect.

                  7.5 Further Assurances. (a) The Borrower will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agents from time to time such vouchers, invoices, schedules, conveyances, financing statements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral as the Administrative Agents may reasonably require in order to grant, preserve and perfect the security interests created by the Security Documents, subject to applicable law.

                  (b) The Borrower will make, execute, endorse, acknowledge, file with and/or deliver to the Administrative Agents from time to time such documents and instruments and take such further steps relating to the syndication and/or transfer of all or any portion of the Loans as contemplated in Section 11.5, as the Administrative Agents may reasonably require in order to effectuate the transactions contemplated by the Credit Documents.

                  7.6 Books, Records and Inspections; Accounting and Audit Matters. The Borrower shall keep proper books of record and account adequate to reflect truly and fairly the financial condition and results of operations of the Borrower in conformity with Colombian GAAP and all requirements of Law. The Borrower will permit officers and designated representatives of the Administrative Agents, the Collateral Agents or any Lender to visit and inspect, under guidance of officers of the Borrower, any of the properties of the Borrower, and to examine and make copies of the books of record and account of the Borrower and discuss the affairs, finances and accounts of the Borrower with, and be advised as to the same by, its and their officers, all at such reasonable times and intervals during normal business hours and upon reasonable notice and to such reasonable extent as such Administrative Agents, Collateral Agents or Lender may request.

         7.7 Maintenance of Property, Insurance. (a) The Borrower will (i) keep all property useful and necessary in its business in good working order and condition (except to the extent failure to do so would have no Material Adverse Effect on the Borrower) and (ii) maintain insurance with financially sound and reputable insurers against losses, damages or other risks (including, without limitation, risks and liability to Persons and property) in such manner and to the same extent as other companies in the business of constructing, owning and operating a cellular telephone network in Colombia.

         7.8 Material Contracts. The Borrower will fully perform its obligations and maintain in full force and effect during its stated term each existing and future agreement or instrument necessary to the Business by which it is party or by which it is bound, including, without limitation, all interconnection agreements, roaming agreements, technical service agreements and supply agreements, except where the failure to so perform or so maintain in full force and effect could not have a Material Adverse Effect on the Borrower.

         Section 8. Negative Covenants. The Borrower covenants and agrees that on and after the Effective Date and until the Notes, together with all accrued interest thereon, Fees and all other Obligations incurred hereunder and thereunder, are paid in full and the Total Commitment shall have terminated:

         8.1 Liens. The Borrower will not create, and will not agree to create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real, personal or mixed, tangible or intangible) of the Borrower, whether now owned or hereafter acquired, provided that the provisions of this
Section 8.1 shall not prevent the creation, incurrence, assumption or existence of Liens created pursuant to the Security Documents or:

         (a) Liens for taxes, assessments or governmental charges (including for payments to the Ministry in accordance with the License which are not yet due) or levies not yet due, or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with Colombian GAAP;

         (b) Liens in respect of property or assets of the Borrower imposed by Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's and mechanics' liens and other similar Liens arising in the ordinary course of business, and which do not in the aggregate materially detract from the value of the Borrower's property or assets or materially impair the use thereof in the operation of the Business;

         (c) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, survey exceptions, statutory and common law landlords' liens under leases to which the Borrower is a party, in each case not securing Indebtedness and not materially interfering with the conduct of the Business;

         (d) pledges or deposits to secure obligations under workers' compensation or unemployment insurance Laws or similar legislation or to secure public or statutory obligations or good faith deposits in connection with bids, tenders, contracts or leases;

         (e) pledges to secure surety or appeal bonds;

         (f) Liens arising from judgments, decrees or orders of any court being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Colombian GAAP have been established;

         (g) Liens described on Schedule V hereto in existence on the Effective Date and not released and/or satisfied in accordance with Section 5.1(r);

         (h) the replacement, extension or renewal of any Lien permitted by this
     Section 8.1 upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the principal amount, decrease in the tenor or change in the direct or contingent obligor) of any Indebtedness secured thereby; and

         (i) any other Liens securing Indebtedness permitted by Section 8.3.

         8.2 Dividends. The Borrower will not declare or pay any dividends, or return any capital, to the Shareholders or authorize or make any other distribution, payment or delivery of property or cash to the Shareholders as such in respect of capital stock, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for any consideration, any shares of any class of its capital stock or interest of any of the Shareholders in the Borrower, in each case now or hereafter outstanding (or any options, rights or warrants issued by the Borrower with respect to its capital stock) or set aside any funds for any of the foregoing purposes; provided, however, if no Default or Event of Default has occurred and is continuing, the Borrower may declare and pay a dividend in an amount equal to 25% of the Excess Cash Flow for any relevant Excess Cash Payment Period; provided, further, that the following shall be permitted: (a) the declaration and deliverance of dividends and distributions payable only in common stock of the Borrower (or warrants, rights or options to purchase such common stock); (b) any purchase or redemption of capital stock of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock of the Borrower; (c) the repurchase of shares of, or options to purchase shares of, capital stock of the Borrower or any Subsidiary from current or former employees, officers, directors or alternate directors of the Borrower or any Subsidiary (or permitted transferees of such persons), pursuant to the terms of applicable agreements (including employment agreements) or plans (or amendments thereto) approved by the Borrower's Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; (d) the issuance of shares of capital stock issuable upon exercise of the Warrants issued in connection with the Debt Offering; and (e) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have otherwise complied with this Section 8.2.

         8.3 Indebtedness. The Borrower and its Consolidated Subsidiaries will not contract, create, incur, assume or suffer to exist any Indebtedness, such that the aggregate amount of Indebtedness of the Borrower and its Consolidated Subsidiaries outstanding at any time (excluding the Indebtedness to be incurred under this Agreement, the Debt Offering Indebtedness and Existing Indebtedness which is to remain outstanding after the Borrowing Date pursuant to Schedule
III), exceeds U.S.$25,000,000 (or its equivalent in Pesos calculated using the Representative Market Rate);

provided, however, that the following shall be permitted without reference to such limitation:

         (a) obligations of the Company entered into in the ordinary course of business (i) pursuant to bona fide Interest Rate Agreements, which obligations do not exceed the aggregate principal amount of such Indebtedness, and (ii) pursuant to bona fide Currency Agreements entered into by the Company or any of its Subsidiaries in respect of such Person's assets or obligations;

         (b) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of Indebtedness otherwise permitted by this Section 8.3, including any successive refinancings, so long as (i) the stated maturity date of any such refinanced Indebtedness is no earlier than the stated maturity date of the Indebtedness so refinanced; (ii) any such refinanced Indebtedness is subordinate in right of payment to the Loans to the same extent, if any, as the Indebtedness so refinanced; (iii) any such refinanced Indebtedness shall be in a principal amount that does not exceed (x) the principal amount (or, if such Indebtedness being refinanced was incurred with original issue discount, the aggregate accreted value as of the date of determination) so refinanced, plus (y) the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the amount of any premium reasonably determined as necessary to accomplish such refinancing, plus (z) the amount of any fees and expenses incurred to accomplish such refinancing; (iv) any such refinanced Indebtedness may not provide for the accrual or payment of cash Interest Expense on a date prior to that required by the Indebtedness so refinanced; and (v) no Event of Default shall have occurred or be anticipated to occur as a result of such refinancing;

         (c) Indebtedness up to an aggregate amount of U.S.$5,000,000 outstanding at any time incurred to pay all or a portion of the purchase price of, or improvements or additions to, or construction of, property, equipment or machinery used in the ordinary course of business of the Borrower incurred within 90 days of such purchase, improvement, addition or construction by the Borrower (or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount); and

         (d) Indebtedness permitted under Section 8.4(e).

         8.4 Advances, Investments and Loans. The Borrower and its Consolidated Subsidiaries will not, directly or indirectly, (i) lend money or credit or make advances to any Person, (ii) purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions in the ordinary course of business) of any Person, or (iii) purchase or acquire any stock, obligations or securities of, or any other interest in, including, without limitation, an interest in a partnership or joint venture, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract; and provided, however, that the following shall be permitted without reference to such limitation:

         (a) the Borrower and its Consolidated Subsidiaries may acquire and hold accounts receivables owing to it, including, from extension of credit to Subscribers and to other telecommunications companies relating to interconnecting agreements, in each case if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

         (b) the Borrower and its Consolidated Subsidiaries may acquire and hold cash and Cash Equivalents;

         (c) the Borrower and its Consolidated Subsidiaries may make loans or advances to employees, directors and officers in the ordinary course of business, which loans and advances shall not exceed U.S.$1,000,000 in the aggregate outstanding at any time;

         (d) the Borrower and its Consolidated Subsidiaries may make advances to manufacturers or suppliers for the purchase of equipment, inventory, goods and services in the ordinary course of business;

         (e) the Borrower may make loans, advances to and investments in any of its Wholly-Owned Subsidiaries, and any Wholly-Owned Subsidiary of the Borrower may make loans, advances to and investments in the Borrower or any of its other Wholly-Owned Subsidiaries;

         (f) the Borrower and its Consolidated Subsidiaries may enter into Interest Rate Agreements and Currency Agreements permitted under Section 8.3(a); and

         (g) the Borrower and its Consolidated Subsidiaries may make additional loans, advances and investments of a nature not contemplated by the foregoing clauses (a) through (f); provided, that (i) any such investment, advance or loan is made in or to a Permitted Telecommunications Business or otherwise pertains thereto, (ii) the cash amount of any individual loan, advance and/or investment made pursuant to this clause (g) shall not exceed U.S.$5,000,000 and (iii) the aggregate cash amount of any loans, advances and/or investments made pursuant to this clause (g) and outstanding at any one time shall not exceed U.S.$25,000,000.

         8.5 Consolidations, Mergers, Sales of Assets. The Borrower will not:
(i) wind up, liquidate or dissolve its affairs or enter into any transaction of consolidation or merger with or into any other Person; or (ii) sell, lease, assign, transfer or otherwise dispose of, directly or indirectly (or agree to do any of the foregoing at any future time), all or substantially all of its property or assets or the License.

         8.6 Quarterly Recurring Revenue. The Borrower will not permit the amount of Quarterly Recurring Revenue for each calendar quarter ending as of the dates set forth below to be less than the amount set forth opposite each such date:


              Date                                       Amount
              ----                                       ------
                                                  (in millions of U.S.$)
     June 30, 1996                                        11.9
     September 30, 1996                                   12.5
     December 31, 1996                                    13.2
     March 31, 1997                                       13.2
     June 30, 1997                                        17.2
     September 30, 1997                                   19.2
     December 31, 1997                                    20.9
     March 31, 1998                                       20.9
     June 30, 1998                                        22.4
     September 30, 1998                                   23.9
     December 31, 1998                                    25.5
     March 31, 1999                                       25.5
     June 30, 1999                                        27.5
     September 30, 1999                                   29.5
     December 31, 1999                                    31.2
     March 31, 2000                                       31.2
     June 30, 2000                                        31.7
     September 30, 2000                                   32.2
     December 31, 2000                                    33.1
     March 31, 2001                                       33.1


         8.7 Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for each period of four consecutive calendar quarters (taken as one accounting period) ending as of the dates set forth below to be less than the amount set forth opposite each such date:



              Date                                       Ratio
              ----                                       -----
     June 30, 1997                                        1.00
     September 30, 1997                                   1.00
     December 31, 1997                                    1.10
     March 31, 1998                                       1.10
     June 30, 1998                                        1.25
     September 30, 1998                                   1.25
     December 31, 1998                                    1.25
     March 31, 1999                                       1.25
     June 30, 1999                                        1.25
     September 30, 1999                                   1.25
     December 31, 1999                                    1.25
     March 31, 2000                                       1.25
     June 30, 2000                                        1.25
     September 30, 2000                                   1.25
     December 31, 2000                                    1.25

         8.8 Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio for: (a) the calendar quarter ending as of September 30, 1996 to be less than 2.0; (b) the period of two consecutive calendar quarters (taken as one accounting period) ending as of December 31, 1996 to be less than 2.1; (c) the period of three consecutive calendar quarters (taken as one accounting period) ending as of March 31, 1997 to be less than 2.1; and (d) each period of four consecutive calendar quarters (taken as one accounting period) thereafter ending as of the dates set forth below to be less than the amount set forth opposite each such date:

                       Date                                            Ratio
                       ----                                            -----
                  June 30, 1997                                          2.1
                  September 30, 1997                                     2.1
                  December 31, 1997                                      3.3
                  March 31, 1998                                         3.3
                  June 30, 1998                                          3.3
                  September 30, 1998                                     3.3
                  December 31, 1998                                      4.8
                  March 31, 1999                                         4.8
                  June 30, 1999                                          4.8
                  September 30, 1999                                     4.8
                  December 31, 1999                                      5.0
                  March 31, 2000                                         5.0
                  June 30, 2000                                          5.0
                  September 30, 2000                                     5.0
                  December 31, 2000                                      5.0
                  March 31, 2001                                         5.0


         8.9 Maximum Leverage Ratio. The Borrower will not permit the Maximum Leverage Ratio for each period of four consecutive calendar quarters (taken as one accounting period) ending as of the dates set forth below to be greater than the amount set forth opposite each such date:

                           Date                                        Ratio
                           ----                                        -----
                  December 31, 1996                                    13.8
                  December 31, 1997                                     7.1
                  December 31, 1998                                     5.0
                  December 31, 1999                                     3.9
                  December 31, 2000                                     3.9


         8.10 Limitations on Modifications of Indebtedness; Modifications of Certain Agreements, etc. The Borrower will not: (i) amend or modify, or permit the amendment or modification of, any provision of the Debt Offering Indebtedness, any Existing Indebtedness which is to remain outstanding after the Borrowing Date pursuant to
Schedule III or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any of the foregoing except for amendments or modifications which would not contravene the requirements for a refinancing permitted by Section 8.3(b); or (ii) amend, modify or change its estatutos sociales or other organizational documents in a manner which could reasonably be expected to have a Material Adverse Effect on the Borrower; or (iii) amend the License, other than to comply with applicable Colombian Law.

         8.11 No Other Business. Neither the Borrower nor any of its Subsidiaries will carry on any business other than the Permitted
Telecommunications Business without the prior written consent of the Required Lenders.

         8.12 Transactions with Affiliates. The Borrower will not enter into any transaction or series of related transactions with any Affiliate of the Borrower, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower as would reasonably be obtained by the Borrower at that time in a comparable arm's-length transaction with a Person other than an Affiliate.

         Section 9. Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default"):

         9.1 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan or any Note or any Fees or any other amounts owing hereunder or under any other Credit Document; or

         9.2 Representations, etc. Any representation, warranty or statement made by or on behalf of any Other Document Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

         9.3 Covenants. The Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.1(h), 7.2, 7.3 or 8 or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 9.1 and 9.2 and clause (i) of this Section 9.3) contained in this Agreement or any other Credit Document and any such default shall have continued unremedied for a period of 30 days after written notice thereof from the Administrative Agents to the Borrower; or

         9.4 Default Under Other Agreements. The Borrower shall (i) default in any payment of all or any portion of any Indebtedness other than the Notes in a principal amount in excess of U.S.$3,000,000 (or its equivalent in any other currency), either individually or in the aggregate, when and as the same shall become due and payable beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement, covenant or condition contained in any agreement or instrument evidencing or governing any such Indebtedness (after giving effect to any applicable grace period), the effect of which default or other event or condition, in each case, is to cause, any such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof (after giving effect to any applicable grace period); or

         9.5 Bankruptcy, etc. The Borrower shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto or under any bankruptcy Law of Colombia (including, without limitation, a concordato) or any other jurisdiction; or an involuntary case under any such Law is commenced against the Borrower and, to the extent applicable Law permits the Borrower to controvert and/or dismiss such a case, such case is not controverted by the Borrower within 14 days of notice to the Borrower thereof or is not dismissed within 75 days after commencement thereof; or a custodian is appointed for, or takes charge of, all or substantially all of the property of the Borrower, or the Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to the Borrower, or there is commenced against the Borrower any such proceeding which remains undismissed for a period of 75 days, or the Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower suffers any appointment of any custodian or the like for it or any substantial part of its property and, to the extent applicable Law permits the Borrower to discharge or stay any such appointment, such appointment continues undischarged and/or unstayed for a period of 75 days; or the Borrower makes a general assignment for the benefit of creditors; or any trust or corporate action is taken by the Borrower for the purpose of effecting any of the foregoing; or

         9.6 Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or, except as otherwise permitted hereby, shall cease to give the Collateral Agents, for the benefit of the Lenders, the Liens purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agents, superior to and prior to the rights of all third Persons except for (i) tax and labor liabilities as provided by Colombian Law, (ii) payments to the Ministry in accordance with the License, (iii) Liens permitted by Section 8.1 and (iv) creditors that by court order or otherwise are granted the benefit of Article 1328 of the Colombian Commerce Code and subject to no other Liens (except as permitted by Section 8.1); or

         9.7 Judgments. One or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability (not paid or fully covered by insurance) of the equivalent of U.S.$3,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days after the entry thereof shall have been served to the Borrower; or

         9.8 Cancellation of Payment Obligation. Any dominant authority asserting or exercising de jure or de facto governmental or police powers in Colombia shall, by moratorium Laws or otherwise, cancel, suspend or defer the obligation of the Borrower to pay any amount required to be paid hereunder, under any other Credit Document or under the Notes; or

         9.9 License. (i) The Ministry or any other governmental authority in Colombia shall declare the License terminated; (ii) the License shall terminate for any reason whatsoever; (iii) the Borrower shall cease to have the right to possess and use the License; or (iv) the Ministry or any other governmental authority in Colombia or any Other Document Party shall assert that the exercise of any remedies under the Guaranty Trust Agreement or any of the Pledge Agreements would constitute a violation of the License or applicable Law; or

         9.10 Abandonment of Business. The Borrower shall abandon the Business in which it is engaged as of the Borrowing Date; or

         9.11 Default Under Credit Documents. Any Other Document Party (other than the Borrower) shall default in the due performance or observance by such Other Document Party of any material term, covenant or agreement contained in the Pledge Agreement and such default (i) has a Material Adverse Effect on the Borrower and (ii) shall have continued unremedied for a period of 30 days after written notice thereof to such Other Document Party; or

         9.12 Governmental Action. Any government or governmental authority shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the property or other assets of the Borrower or of the Borrower Stock or shall have assumed custody or control of such property or other assets or of the business or operations of the Borrower or of the Capital Stock or shall have taken any action for the dissolution or disestablishment of the Borrower or any action that would prevent the Borrower or its officers from carrying on the Business or a substantial part thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, then the Administrative Agents shall at the request of the Required Lenders, or may with the consent of the Required Lenders, by written notice to the Borrower, take any and all of the following actions, without prejudice to the rights of the Administrative Agents, any Lender or the holder of any Note to enforce its claims against the Borrower (provided, that, if an Event of Default specified in Section 9.5 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agents to the Borrower as specified in clause (i) and (ii) below shall occur automatically without the giving of any such notice): (i) to declare the Total Commitment terminated whereupon the Commitment of each Lender shall forthwith terminate immediately; (ii) to declare the principal of and any accrued interest in respect of all Loans and the Notes and all obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) to instruct the Collateral Agents to vote the Borrower Stock and receive any Dividends in respect thereof pursuant to the Pledge Agreements; and (iv) to exercise any other rights available under the Credit Documents or other document or instrument entered into in connection therewith.

         Section 10. The Administrative Agents and the Collateral Agents.

         10.1 Appointment of the Administrative Agents. The Lenders hereby appoint and designate ING Bank N.V. and ING (U.S.) Capital Corporation as Administrative Agents to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agents by the terms hereof and thereof and such other powers as are reasonably incidental hereto and thereto. The Administrative Agents may perform any of their duties hereunder by or through their officers, directors, agents or employees.

         10.2 Appointment of the Collateral Agents. The Lenders hereby appoint and designate ING Bank N.V. and ING (U.S.) Capital Corporation as Collateral Agents to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Collateral Agents to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Collateral Agents by the terms hereof and thereof and such other powers as are reasonably incidental hereto and thereto. The Collateral Agents may perform any of their duties hereunder by or through their officers, directors, agents or employees.

         10.3 Administration of the Collateral. The Collateral Agents shall administer the Collateral and any

Lien thereon for the benefit of the Lenders in the manner provided herein and in the other Credit Documents. The Collateral Agents shall exercise such rights and remedies with respect to the Collateral as are granted to them hereunder and under the other Credit Documents and applicable Law and as shall be directed by the Required Lenders.

         10.4 Application of Proceeds. Except as otherwise specifically provided in any Security Document, the proceeds of any collection, sale, disposition or other realization of all or any part of the Collateral shall be applied by the Collateral Agents as follows:

         (a) to the payment of any and all expenses and fees (including reasonable attorneys' fees) incurred by the Collateral Agents in obtaining, taking possession of, removing, insuring, repairing, storing and disposing of the Collateral and any and all amounts incurred by the Collateral Agents in connection therewith;

         (b) next, any surplus then remaining to the payment of the Obligations in the following order of priority:

                  (i) accrued and unpaid interest;

                  (ii) outstanding principal due under the Loans;

                  (iii) unpaid Fees, if any; and

                  (iv) all other unpaid secured Obligations, if any, including the Borrowings;

         (c) any surplus remaining after payment of the foregoing amounts shall be paid to the Borrower, or the Pledgors, as the case may be, subject, however, to the rights of the holder of any then existing Lien of which the Collateral Agents has actual notice (without investigation);

it being understood that the Borrower shall (i) remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the sums referred to in clauses (a) and (b) of this Section
10.4 and (ii) have the right to use the Cellular Receivables in the Business as long as no Event of Default shall have occurred and be continuing.

         10.5 Nature of Duties. Neither the Administrative Agents nor the Collateral Agents shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agents nor the Collateral Agents nor any of their respective officers, directors, agents or employees shall be liable for any action taken or omitted by them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by their gross negligence, fraud or willful misconduct. The duties of the Administrative Agents and the Collateral Agents shall be mechanical and administrative in nature; neither the Administrative Agents nor the Collateral Agents shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agents or the Collateral Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

         10.6 No Reliance on the Administrative Agents and the Collateral Agents. Independently and without reliance upon the Administrative Agents or the Collateral Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each of the Other Document Parties in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each of the Other Document Parties and, except as expressly provided in this Agreement, neither the Administrative Agents nor the Collateral Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Neither the Administrative Agents nor the Collateral Agents shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Document or the financial condition of any Other Document Party or be required to make any inquiry concerning either the perfor-mance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of any Other Document Party or the existence or possible existence of any Default or Event of Default.

         10.7 Certain Rights of the Administrative Agents and the Collateral Agents. If either the Administrative Agents or the Collateral Agents shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Document, then the Administrative Agents or Collateral Agents requesting such instructions shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from the Required Lenders; and, in any such event, neither the Administrative Agents nor Collateral Agents, as the case may be, shall incur any liability to any Person by reason of so refraining. Without limiting the generality of the foregoing, no Lender or the holder of any Note shall have any right of action whatsoever against the Administrative Agents or the Collateral Agents as a result of acting or refraining from acting hereunder or under any other Document in accordance with the instructions of the Required Lenders.

         10.8 Reliance by the Administrative Agents and the Collateral Agents. Each of the Administrative Agents and the Collateral Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agents or Collateral Agents, as the case may be, believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and their duties hereunder and thereunder, upon advice of counsel selected by it.

         10.9 Indemnification. To the extent the Administrative Agents or the Collateral Agents are not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agents or the Collateral Agents, as the case may be, in proportion to the Lenders' outstanding Notes, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agents or the Collateral Agents, as the case may be, in performing their duties hereunder or under any other Credit Document, or in any way relating to or arising out of this Agreement or any other Credit Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agents or the Collateral Agents.

         10.10 Capacity as Lenders. Each of the Administrative Agents and the Collateral Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any Affiliate of the Borrower as if such Administrative Agents or Collateral Agents were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

         10.11 Holders. Each of the Administrative Agents and the Collateral Agents may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agents. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

         10.12 Resignation. (a) Both or either ING (U.S.) Capital Corporation and/or ING Bank N.V. may resign from the performance of its (or their, as the case may be) duties as Administrative Agent and/or Collateral Agent (or Administrative Agents and/or Collateral Agents) hereunder and/or under the other Credit Documents at any time by giving 60 Business Days' prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent or Collateral Agent (or successor Administrative Agents or Collateral Agents), as the case may be, pursuant to clauses (b) and (c) below or as otherwise provided below.

         (b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative

Agent or Collateral Agent (or Administrative Agents or Collateral Agents), as the case may be, hereunder or thereunder which shall be an internationally-recognized commercial bank or trust company acceptable to the Borrower.

         (c) If a successor Administrative Agent or Collateral Agent (or Administrative Agents or Collateral Agents), as the case may be, shall not have been so appointed within such 60 Business Day period, the Administrative Agents and/or Collateral Agents, as the case may be, with the consent of the Borrower, may then appoint a successor Administrative Agent and/or Collateral Agent, as the case may be, which shall serve as such hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor as provided above.

         (d) If no successor has been appointed pursuant to clause (b) or (c) above by the 70th Business Day after the date such notice of resignation was given by the Administrative Agent and/or the Collateral Agent (or Administrative Agents or Collateral Agents), as the case may be, the resignation shall become effective and the Lenders shall thereafter perform all the duties of the Administrative Agent and/or Collateral Agent (or Administrative Agents and/or Collateral Agents), as the case may be, hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor as provided above.

         10.13 Joint Action. Any action, notice or similar action that the Administrative Agents or the Collateral Agents shall take or give to the Borrower, the Guaranty Trustee or the Designated Shareholders shall be taken or given jointly.

         Section 11. Miscellaneous.

         11.1 Payment of Expenses, etc. The Borrower shall, upon presentation by the Administrative Agents of invoices or other appropriate evidence thereof: (i) whether or not the transactions herein contemplated are consummated, pay, from time to time upon request, all reasonable out-of-pocket costs and expenses of
(x) the Administrative Agents (including, without limitation, the reasonable costs and expenses of the syndication of the Loans, the reasonable fees and disbursements of White & Case (as special U.S. counsel to the Administrative Agents) and of Colombian counsel to the Administrative Agents and reasonable printing, document production and delivery, communication and travel costs) incurred in connection with the preparation, review, negotiation, translation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments prepared in connection herewith or in anticipation hereof and any amendment, waiver or consent relating hereto or thereto, provided that the foregoing costs and expenses shall not exceed U.S.$210,000, exclusive of (A) reasonable legal expenses incurred in relation to the enforcement of any provision of the Loan Documents and (B) customary breakage costs incurred in connection with the Loans (to be applied for the account of the Borrower), and
(y) the Administrative Agents, the Collateral Agents and each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agents and the Collateral Agents and for each of the Lenders);
(ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save and hold each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify the Administrative Agents, the Collateral Agents and each Lender, and their respective officers, directors, employees, representatives and agents (each an "indemnified person") from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (collectively, "Losses") incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the indemnified person is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein or in any other Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding and any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender which any Lender may sustain as a result of any default by the Borrower to repay the Loans when required pursuant to the terms of this Agreement or the Notes (but excluding any such Losses, to the extent incurred by reason of the gross negligence, fraud or willful misconduct of the indemnified person), provided that if an indemnified person is entitled to indemnification under this subclause (iii), the Borrower shall be entitled to assume the defense of any action, claim or proceeding with counsel reasonably satisfactory to such indemnified person. The Borrower will not, without the prior written consent of each indemnified person, settle any pending or threatened action, claim or proceeding in respect of which indemnification may be sought hereunder unless such settlement includes an unconditional release of each indemnified person from all liability arising out of such action, claim or proceeding. Upon assumption by the Borrower of the defense of any such action, claim or proceeding, the indemnified person shall have the right to participate in such action, claim or proceeding and to retain its own lawyers but the Borrower shall not be liable for any legal fees or expenses subsequently incurred by such indemnified person in connection therewith.

         11.2 Right of Setoff. In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the continuance thereof, the Administrative Agents and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower to such Lender or the Administrative Agents under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 11.7(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether (i) such Lender or the Administrative Agents shall have made any demand hereunder, or (ii) said Obligations, liabilities or claims, or any of them, shall be unmatured.

         11.3 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telex or facsimile communication) and telexed, faxed or delivered: if to the Borrower, at its address specified opposite its signature below; if to any Lender, at its Lending Office specified opposite its name on Schedule II; if to the Administrative Agents, at the Notice Office; and if to the Collateral Agents, at its address specified in the Disbursement Agreement; or, as to the Borrower, the Administrative Agents or Collateral Agents, at such other address as shall be designated by such party in a written notice to the other parties hereto, and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower, the Collateral Agents and the Administrative Agents. All such notices and communications shall, when faxed, telexed or delivered, be effective when the facsimile is confirmed, confirmed by telex answerback or delivered by the overnight courier company, respectively. All such notices and other communications, if not in English, shall be accompanied by an English translation.

         11.4 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders. The Lenders may assign their rights only as provided in Section 11.5.

         11.5 Syndication or Assignment of Loans. (a) Each Lender may, subject to Colombian Law, at any time (i) grant participations in the Loans made hereunder or (ii) upon prior written notice to the Administrative Agents, transfer or assign, any of its rights hereunder or under any of the Notes; provided, however that (x) any transfer or assignment by a Lender to any lending institution other than to (1) an Affiliate of such Lender, or (2) one of the other Lenders or any of its Affiliates, of a portion of its rights hereunder or under any Note shall not be for an amount less than U.S.$2,000,000 or a higher integral multiple of $1,000,000 in each instance, (y) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under this Agreement, and (z) unless the assignment is to an existing Lender or an Affiliate of the assigning Lender, the Borrower shall have notified the assigning Lender within five Business Days of the Borrower's receipt of notice of such assignment of the Borrower's approval of such assignment (such approval not to be unreasonably withheld or delayed) and if the Borrower has not notified the assigning Lender of its approval or disapproval of such assignment by such date, the Borrower shall be deemed to have given its approval. If any Lender transfers or assigns any portion or all of its rights hereunder or under the Notes to any other financial institution, any reference to such Lender in this Agreement or the Note of such Lender shall thereafter refer to such Lender and to such other financial institution to the extent of their respective interests, as if such Lender had been a party to this Agreement as of the Effective Date up to and including the date of such transfer or assignment.

         (b) Notwithstanding any provision in this Agreement, the Borrower shall not be obligated to pay to the successor or assignee of any Lender (including any Affiliate thereof) any greater amount than the Borrower would have been obligated to pay for the account of such Lender or Affiliate as of the date of such assignment or other transfer; provided, however, that the foregoing shall not limit in any manner whatsoever the Borrower's obligation to pay any such greater amount in accordance with the terms of this Agreement as a result of any change (including, without limitation, by reason of a change in interpretation or administration of any Law or the introduction or implementation of any new
Law), applicable to such successor or assignee of such Lender (including any Affiliate thereof) after the date of such assignment or other transfer.

         11.6 No Waiver; Remedies Cumulative. No (i) failure or delay on the part of the Administrative Agents, the Collateral Agents or any Lender or the holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document or (ii) course of dealing between the Borrower and the Administrative Agents, the Collateral Agents or any Lender or the holder of any Note, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agents, the Collateral Agents or any Lender or the holder of any Note would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agents, the Collateral Agents or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.

         11.7 Payments Pro Rata. (a) The Administrative Agents agree that promptly after their receipt of each payment from or on behalf of the Borrower in respect of any Obligations of the Borrower hereunder, they shall distribute such payment to the Lenders pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

         (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, realization upon security, the exercise of the right of set-off or banker's lien, counterclaim or cross action, the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or any Fee, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total amount of such Obligation then owed and due to such Lender bears to the total amount of such Obligation then owed and due to all the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Borrower to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

         11.8 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with Colombian GAAP (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders).

         (b) All computations of interest and Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

         11.9 Governing Law; Submission to Jurisdiction; Venue. (a) This Agreement, the Notes, the Mandate and the Disbursement Agreement and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the Law of the State of New York without giving effect to the principles thereof relating to conflicts of law except Section 5-1401 of the New York General Obligations Law. Any legal action or proceeding with respect to this Agreement or any other Credit Document (except as is otherwise provided in such Credit Document) may be brought in the courts of the State of New York sitting in the City and the County of New York, of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties hereto other than Export Development Corporation hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. The Borrower hereby irrevocably designates, appoints and empowers the Process Agent, as its designee, appointee and agents to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agents shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee and agents in New York City on the same terms and for the purposes of this provision reasonably satisfactory to the Administrative Agents. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address set forth opposite its signature below, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Administrative Agents, the Collateral Agents, any Lender or the holder of any Note to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

         (b) Each of the Pledge Agreements, the Guaranty Trust Agreements and the Pledge Agreement-License shall be governed entirely by the Law of the Republic of Colombia, and therefore Colombian courts will be the only courts that will have jurisdiction over any action brought in connection with each of the Pledge Agreements, the Guaranty Trust Agreements and the Pledge Agreement-License, as the case may be.

         (c) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clauses (a) and (b) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

         (d) The Borrower agrees, to the extent permitted by applicable Law, that in any legal action or proceeding arising out of or in connection with this Agreement or any other Credit Document (the "Proceedings") anywhere (whether for an injunction, specific performance, damages or otherwise), no sovereign immunity (to the extent that it may at any time exist) from those Proceedings, from attachment (whether in aid of execution, before judgment or otherwise), or from judgment shall be claimed by it or on its behalf or with respect to its assets.

         11.10 Obligation to Make Payments in Dollars. Notwithstanding anything herein to the contrary, the obligation of the Borrower to make payment in Dollars of the principal of and interest on the Notes and any other amounts due hereunder or under any other Credit Document to the Payment Office of the Administrative Agents as provided in Section 4.3 shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than Dollars, including, without limitation, any deposit in an escrow account pursuant to Section 4.2(b) or Section 4.2(c) of proceeds of an equity offering or the incurrence of Indebtedness or any Excess Cash Flow Payment, respectively, except to the extent such tender or recovery shall result in the actual receipt by the Administrative Agents at its Payment Office on behalf of the Lenders or holders of the Notes of the full amount of Dollars expressed to be payable in respect of the principal of and interest on the Notes and all other amounts due hereunder or under any other Credit Document. The obligation of the Borrower to make payments in Dollars as aforesaid shall be enforceable as an alternative or additional cause of action for the purpose of recovery in Dollars of the amount, if any, by which such actual receipt is less than the full amount of Dollars expressed to be payable in respect of the principal of and interest on the Notes and any other amounts due under any other Credit Document, and shall not be affected by judgment being obtained for any other sums due under this Agreement or under any other Credit Document.

         11.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agents.

         11.12 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which the Borrower and each of the Lenders shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agents at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agents telephone (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agents will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

         11.13 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         11.14 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Required Lenders, the Administrative Agents and the Borrower (or the Designated Shareholders or the Guaranty Trustee, if applicable); provided, however, that no such change, waiver, discharge or termination shall, without the consent of each Lender (which is the duty of the Administrative Agents to confirm), (i) extend the Maturity Date of any Loan or Note, or reduce the rate or extend the time of payment of interest or Fees thereon, or reduce the principal amount thereof, or increase the Commitment of any Lender over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Lender), (ii) release any of the Collateral except as shall be otherwise provided in any Credit Document, (iii) amend, modify or waive any provision of this Section
11.14 or Sections 2.1, 11.1, 11.2, 11.4, 11.5 or 11.7(b), (iv) reduce the percentage specified in the definition of Required Lenders or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

         11.15 Survival. All indemnities set forth herein, including, without limitation, in Sections 2.7, 2.8, 4.4, 10.9 and 11.1, shall survive the execution and delivery of this Agreement and the Notes and the making and repayment of the Loans until such time as all Obligations shall have been paid in full. Notwithstanding the foregoing, the confidentiality provisions set forth in Section 11.17 shall survive and be enforceable until the date which is one year after the Maturity Date or such earlier date upon which all of the Obligations are paid in full.

         11.16 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.

         11.17 Confidentiality; Tombstone. (a) Neither the Administrative Agents nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Administrative Agents' or such Lender's officers, directors, employees, agents and advisors to the extent necessary and then only so long as such Person agrees to keep confidential any such Confidential Information in accordance with this Section 11.17, (b) as required by any Law or administrative or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating the Administrative Agents or any Lender or (d) with the prior written permission of the Borrower.

         (b) Notwithstanding Section 11.17(a), the Borrower acknowledges and agrees that the Arranger and/or the Administrative Agents will publish one or more "tombstone" advertisements and issue one or more press releases describing the transactions contemplated by this Agreement, and that all such advertisements and press releases will name the Arrangers, the lead manager and the Administrative Agents. Such advertisements and press releases shall be subject to the approval of the Borrower, which approval will not be unreasonably withheld or delayed.

         11.18 WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER CREDIT DOCUMENT OR OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR THEREWITH, OR ANY COURSE

OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING HERETO OR THERETO.

                            [SIGNATURES ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                                    BORROWER

                                    OCCIDENTE Y CARIBE CELULAR S.A.

Carrera 55 No. 49 - 101
Medellin S.A.
Colombia
Attn: Alvaro H. Munoz               By: /s/
Telephone: (57-4) 510-9504              ----------------------------
Facsimile: (57-4) 513-0199              Name:_______________________
                                        Title:______________________

                                    ADMINISTRATIVE AND COLLATERAL
                                     AGENTS

                                    ING (U.S.) CAPITAL CORPORATION

135 East 57th Street
New York, New York  10022
Attn: Margaret Clark                By: /s/
Telephone: (212) 446-1783               ----------------------------
Facsimile: (212) 750-8935               Name:_______________________
                                        Title:______________________

                                    ING BANK N.V.

Kaya W.F.G. (Jombi)
  Mensing, 14
P.O. Box 3895
Curacao, Netherlands Antilles
Attn: Tomas Munoz                   By: /s/
                                        ----------------------------
                                        Name:_______________________
                                        Title:______________________

                                     LENDERS

                                     ING (U.S.) CAPITAL CORPORATION

135 East 57th Street
New York, New York  10022
Attn: Margaret Clark                 By: /s/
Telephone: (212) 446-1783                ----------------------------
Facsimile: (212) 750-8935                Name:_______________________
                                         Title:______________________


                                     ING BANK N.V.

Kaya W.F.G. (Jombi)
  Mensing, 14
P.O. Box 3895
Curacao, Netherlands Antilles
Attn: Tomas Munoz                    By: /s/
                                         ----------------------------
                                         Name:_______________________
                                         Title:______________________


                                     MERRILL LYNCH CAPITAL
                                     CORPORATION

World Financial Center
North Tower
250 Vesey Street
New York, New York  10281
Attn: Stephen B. Paras               By: /s/
Telephone: (212) 449-8221                ----------------------------
Facsimile: (212) 449-8230                Name:_______________________
                                         Title:______________________


                                     EXPORT DEVELOPMENT CORPORATION

Information Technologies Team
151 O'Connor Street
Ottawa, Canada
K1A 1K3
Attn: Michael Smallshaw              By: /s/ Peter Foran
                                         ------------------------------
Telephone: (212) 598-2796               Name: Peter Foran
Facsimile: (212) 598-6858               Title: Vice President

                                     By: /s/ Lynda Bernst
                                         ------------------------------
                                         Name: Lynda Bernst
                                         Title: Financial Services Manager

                                      ABN AMRO BANK N.V.

200 South Biscayne Boulevard
Suite 2200
Miami, Florida 33131
Attn: Michael A. Buhler and

          Christopher J. Cona         By: /s/ Michel Buhler
                                          ------------------------------
Telephone: (305) 375-8213                Name: Michel Buhler
Facsimile: (305) 372-2397                Title: VP and Director
                                         ABN AMRO North America, Inc.
                                         as agent for ABN AMRO Bank N.V.


                                      By: /s/ Chris Cona
                                         -------------------------------
                                         Name: Chris Cona
                                         Title: AVP
                                         ABN AMRO North America, Inc.
                                         as agent for ABN AMRO Bank N.V.



                                      ARRANGERS
                                      ING BARING (U.S.) SECURITIES,
                                      INC.

135 East 57th Street
New York, New York  10022
Attn:  Steven N. Aloupis              By: /s/
Telephone: (212) 446-0940                 ----------------------------
Facsimile: (212) 593-0566                 Name:_______________________
                                          Title:______________________


                                      MERRILL LYNCH & CO.

World Financial Center
North Tower
250 Vesey Street
New York, New York  10281
Attn: Stephen B. Paras                By: /s/
Telephone: (212) 449-8221                 ----------------------------
Facsimile: (212) 449-8230                 Name:_______________________
                                          Title:______________________